Exhibit 10.7

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CO-DEVELOPMENT AND LICENSE AGREEMENT

BY AND BETWEEN

JANSSEN PHARMACEUTICA, N.V.

AND

MINERVA NEUROSCIENCES, INC.

DATED

FEBRUARY 13, 2014

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i

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ARTICLE 6 FINANCIAL TERMS		41

6.1.	Upfront Payment	41
6.2.	Minerva Royalties	41
6.3.	Janssen Royalties	42

ARTICLE 7 RECORDS, REPORTS AND PAYMENTS		43

7.1.	Payment Method; Reports	43
7.2.	Taxes	44
7.3.	Blocked Currency	44
7.4.	Foreign Exchange	44
7.5.	Records; Inspection	45

ARTICLE 8 INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY		45

8.1.	Ownership	45
8.2.	Patent Prosecution and Maintenance	46
8.3.	Enforcement of Patent Rights	47
8.4.	Patent Term Extensions	49
8.5.	Patent Marking	49

ARTICLE 9 CONFIDENTIAL INFORMATION		50

9.1.	Nondisclosure of Confidential Information	50
9.2.	Exceptions	50
9.3.	Authorized Disclosure	50
9.4.	Publicity	51
9.5.	Publications	51
9.6.	Publication of Clinical Studies	52
9.7.	Prior Agreements	52

ARTICLE 10 REPRESENTATIONS, WARRANTIES, AND COVENANTS		52

10.1.	Mutual Representations and Warranties	52
10.2.	Representations and Warranties of Janssen	53
10.3.	Representation and Warranty of Minerva	53
10.4.	Performance by Affiliates	53
10.5.	Mutual Covenants	53
10.6.	Disclaimer of Warranties	54

ARTICLE 11 EFFECTIVE DATE; TERM; AND TERMINATION		54

11.1.	Effective Date	54
11.2.	Term	55
11.3.	Early Termination for Material Breach	55
11.4.	Early Termination for Bankruptcy	55
11.5.	Early Termination by Minerva	55
11.6.	Effects of Termination	56
11.7.	Accrued Obligations; Additional Remedies	57
11.8.	Survival	57

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ARTICLE 12 INDEMNIFICATION, INSURANCE; LIMITATION OF LIABILITY		57

12.1.	Indemnification	57
12.2.	Limitation of Liability	58
12.3.	Insurance	58

ARTICLE 13 DISPUTE RESOLUTION		59

13.1.	Disputes	59
13.2.	Governing Law; Service of Process	59
13.3.	Mediation	59
13.4.	Arbitration	60
13.5.	Tolling of Time Periods	61

ARTICLE 14 MISCELLANEOUS		61

14.1.	Entire Agreement; Amendment	61
14.2.	Bankruptcy	62
14.3.	Force Majeure	62
14.4.	Notices	62
14.5.	United States Dollars	63
14.6.	No Strict Construction	63
14.7.	Assignment	63
14.8.	Counterparts	64
14.9.	Further Actions	64
14.10.	Severability	64
14.11.	Ambiguities	64
14.12.	Headings	64
14.13.	No Waiver	64
14.14.	Relationship of the Parties	64
14.15.	No Use of Name	65
14.16.	No Implied Licenses	65
14.17.	Interpretation	65

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EXHIBITS

EXHIBIT A — Johnson & Johnson Universal Calendar

EXHIBIT B — Provisional Plan and Budget

EXHIBIT C — Janssen Patents

EXHIBIT D — Compliance

EXHIBIT E — Minerva Patents

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CO-DEVELOPMENT AND LICENSE AGREEMENT

THIS CO-DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”), executed as of February 13, 2014 (the “Execution Date”), is made by and between Janssen Pharmaceutica, N.V., a corporation organized and existing under the laws of Belgium, having its principal place of business is at Turnhoutseweg 30, 2340 Beerse, Belgium (hereinafter “Janssen”), and Minerva Neurosciences, Inc., a corporation organized under the laws of the State of Delaware, having its principal place of business at 245 First Street, Cambridge, Massachusetts (hereinafter “Minerva”). Janssen and Minerva are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Janssen is a pharmaceutical company that is in the business of discovering, developing and marketing pharmaceutical products.  Janssen has substantial experience and expertise in discovering and developing useful drugs in many fields;

WHEREAS, as part of its drug discovery effort, Janssen has discovered certain antagonist compounds with specificity for the Orexin-2 variant of the Orexin Receptor;

WHEREAS, Minerva desires to license from Janssen rights with respect to certain Orexin-2 Receptor antagonist compounds; and

WHEREAS, the Parties are interested in co-developing and commercializing in their respective territories such Orexin-2 Receptor antagonist compounds in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above premises, and the various promises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings or, if not listed below, the meaning designated where first used in this Agreement:

1.1.         “AB Rated Product” means a pharmaceutical product that (a) is “therapeutically equivalent” to a Licensed Product, applying the definition of “therapeutically equivalent” set forth in the Preface to the current edition of the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations” (the “Orange Book”), as such requirements may be amended in the future, and (b) has been approved by a Regulatory Authority based upon an application that contains scientific evidence establishing, through in vitro and/or in vivo studies, the bioequivalence of such product to a Licensed Product developed under this Agreement and which product contains the same active pharmaceutical ingredient as such Licensed Product,

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such that such pharmaceutical product would be substitutable by a pharmacist for such Licensed Product when filling a prescription written for such Licensed Product without having to seek authorization to do so from the physician writing such prescription.

1.2.         “Adaptive Phase IIa/IIb Trial” means a Phase II Trial comprising a Phase IIa Trial and a Phase IIb Trial under which the performance of such Phase IIb Trial is contingent upon the results of such Phase IIa Trial.

1.3.         “Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered a Licensed Product, whether or not considered related to such Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Licensed Product.

1.4.         “Affiliate” means, with respect to Janssen or Minerva, a particular corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5.         “API” means active pharmaceutical ingredient.

1.6.         “Applicable Laws” means any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of (a) any government authority (including any Regulatory Authority) having the force or effect of law or (b) any national securities exchange or securities listing organization, in each case as in effect from time to time during the Term.

1.7.         “Asian Country” means each of Japan, China, Taiwan, Korea, Australia and India.

1.8.         “Business Day” means a day other than Saturday or Sunday on which banking institutions in New York, New York and Beerse, Belgium are open for business.

1.9.         “Calendar Quarter” means a calendar quarter based on the Calendar Year.

1.10.       “Calendar Year” means a calendar year based on the Johnson & Johnson Universal Calendar for that year.  A copy of the Johnson & Johnson Universal Calendar for 2014 is attached as EXHIBIT A, which exhibit shall be updated by Janssen for each Calendar Year of the Term consistent with the Johnson & Johnson Universal Calendar used for Janssen’s internal business purposes.

1.11.       “Change of Control” means the occurrence of any of the following:  (a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty

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percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition of all or substantially all of a Party’s assets related to this Agreement in one or a series of related transactions to a Third Party.

1.12.       “Clinical Trial Material” means a Licensed Product or placebo, as applicable, that is in a finished pharmaceutical dosage form that is (a) suitable for administration and dosing to humans in clinical trials, but (b) not intended for commercial sale (for example, in a form that does not include external packaging and package inserts).

1.13.       “Combination Product” means a Licensed Product containing both (a) a Compound as an API and (b) one or more other APIs, which Licensed Product is sold as a unit at a single price either as a fixed dosage form or as separate dosage forms.

1.14.       “Commercial Territory” means, in the case of Minerva, the Minerva Territory and, in the case of Janssen, the Janssen Territory.

1.15.       “Commercialization” means all activities that relate to the marketing and sale of a Licensed Product for human use, including advertising, education, planning, marketing, promotion, distribution, market and product support studies, product-related public relations, governmental affairs activities for reimbursement and formulary acceptance, sales force training, and trademark selection, filing, prosecution and enforcement.  The terms “Commercialize” and “Commercializing” shall have a corresponding meaning.

1.16.       “Commercially Reasonable Efforts” means, with respect to any efforts relating to the Development or Commercialization of a Licensed Product by a Party, generally or with respect to a territory, those efforts normally used by such Party, in the relevant territory, with respect to a product Controlled by such Party or to which such Party has similar rights, in each case which product is of similar market potential in the relevant territory, and is at a similar stage in its Development or product life cycle, as such Licensed Product, and in each case taking into account all Relevant Factors in effect at the time such efforts are to be expended. “Relevant Factors” means all relevant factors that may affect the Development, Manufacture or Commercialization of such Licensed Product, including, as applicable: actual or potential issues of safety, efficacy or stability relative to competitive products in the marketplace or in development by others; product profile (including product modality, category and mechanism of action); stage of Development or life cycle status; actual or projected Development, Regulatory Approval and Commercialization costs; any issues regarding the ability to Manufacture or have Manufactured such Licensed Product; the likelihood of obtaining Regulatory Approvals; the timing of such Regulatory Approvals; the current guidance and requirements for Regulatory Approval for such Licensed Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; the nature and extent of market exclusivity (i.e., proprietary position, including strength and duration of patent coverage and regulatory exclusivity); past performance of such Licensed Product or similar

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products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; and other relevant scientific, technical, operational and commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a Licensed Product and it is anticipated that the level of efforts will be different for different markets, and will change over time, reflecting changes in the status of such Licensed Product and the market(s) involved.

1.17.       “Committee” means, individually, the JSC, JMC, JMktgC and any other Subcommittee established pursuant to Section 3.2.

1.18.       “Competing Product” means any orally bioavailable compound or Product, other than a Compound or Licensed Product, that binds with and is an antagonist of the Orexin-2 Receptor such that the compound is more potent than [*].

1.19.       “Compound” means a compound that binds with and is a selective antagonist of the Orexin-2 Receptor, of which the composition is Covered by a Janssen Patent at any time during its pendency or as issued, including the compound designated [*], or any isomer, tautomer, enantiomer, diastereomer, prodrug, ester, salt, hydrate, solvate, racemate, metabolite, polymorph, or isotopic substitution thereof.

1.20.       “Contract Manufacturer” means any Third Party contract manufacturer or analytical laboratory with which a Party or its Affiliate(s) or Sublicensee(s) contracts for the Manufacture of any Compound (including any intermediate compounds) or Licensed Product.

1.21.       “Control” means, with respect to any intellectual property or right therein, that a Party or an Affiliate thereof owns or has a license to such intellectual property and has the ability to grant a license or sublicense in or to such intellectual property or right as set forth herein without violating Applicable Laws or the terms of any agreement or other arrangement with any Third Party.

1.22.       “Cover” means, with respect to any Patent, in reference to specified subject matter (such as a composition of matter or method of use), that a Valid Claim of such Patent reads on or literally encompasses such subject matter, whether generically or specifically.

1.23.       “Currency Hedge Rate” means a weighted average hedge rate of the outstanding external foreign currency forward hedge contract(s) of Johnson & Johnson’s Global Treasury Services Center (“GTSC”) with Third Party banks. Such hedge contracts are entered into to protect the transactional foreign exchange risk exposures of Janssen by reducing the impact of foreign currency volatility through a systematic buildup of yearly Currency Hedge Rates.

1.24.       “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by Applicable Laws) and the like, in each case directed to, or used in the

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Development, Manufacture or Commercialization of, any Compound or Licensed Product hereunder.

1.25.       “Development” means all activities relating to conducting preclinical studies, Phase I Trials, Phase II Trials and Phase III Trials upon a Licensed Product, obtaining the Regulatory Approval of a Licensed Product, and developing the ability to Manufacture Clinical Trial Material or Finished Product.  This includes, but is not limited to, activities relating to chemical synthesis, toxicology, pharmacology, test method development and stability testing, formulation, delivery system development, quality assurance and quality control development, statistical analysis, pharmacovigilance, clinical studies, regulatory affairs, Manufacturing process development for bulk and final forms of a Compound, Clinical Trial Material or Finished Product, validation documentation, and documentation generated in connection with the Manufacturing, processing and quality assurance with respect to Clinical Trial Material or Finished Product, to the extent each of the foregoing occur prior to the First Commercial Sale of the relevant Licensed Product for human use and are not undertaken or intended for sale, promotional purposes, or other post-Regulatory Approval purposes.  The term “Develop” shall have a corresponding meaning.

1.26.       “Development Budget” means the two (2) year rolling budget for conducting Development pursuant to the Development Plan during a given Calendar Year and the succeeding Calendar Year, as developed and approved by the JSC in accordance with Section 3.10(d), which budget shall be updated and amended concurrently with the Development Plan in accordance with Section 3.10(c).

1.27.       “Development Costs” means the following costs incurred by the Parties following the Effective Date in Developing Licensed Products in the Field, in each case to the extent incurred in accordance with this Agreement and the Development Plan:  (a) all Third Party invoiced costs and expenses incurred for activities specified in the Development Plan; (b) the costs and expenses of scientific, medical, technical or managerial personnel directly engaged in such efforts, which costs shall be determined based on the applicable Development FTE Rate based on time actually spent performing the applicable activities, unless another basis is otherwise agreed by the Parties in writing; (c) the costs and expenses of Clinical Trial Material and the cost of clinical trial insurance, each as set forth in the Development Plan; (d) the costs and expenses incurred in connection with seeking and attempting to obtain Regulatory Approvals, including related Regulatory Filings (allocated, in the case of costs and expenses of preparing and filing an MAA, as provided for in Section 3.11, and excluding any costs and expenses for validating any manufacturing facility or equipment); (e) the costs and expenses incurred in connection with: (i) Manufacturing process, formulation and delivery system development and validation (provided that such costs, to the extent associated with or used for products in addition to the Licensed Product(s) shall be fairly and equitably allocated to the Licensed Product(s) and other product(s) such that the Licensed Product(s) do not bear a disproportionate portion of such costs); (ii) Manufacturing scale-up (excluding, however, any capital costs, costs associated with physical plant improvements or similar costs); (iii) stability testing; (iv) quality assurance/quality control development; and (v) internal and Third Party costs and expenses incurred in connection with qualification and validation of Contract Manufacturers; and (f) any other related or incidental costs and expenses incurred that are explicitly included in the Development Plan.  Notwithstanding the foregoing, Development Costs shall not include the

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costs and expenses associated with pre- and post-approval commitments mandated by Regulatory Authorities (which costs and expenses shall be borne solely by the Party in whose Commercial Territory the commitment is required).

1.28.                     “Development FTE Rate” means [*] per FTE, which amount shall be adjusted in proportion to the United States Consumer Price Index — All Urban Consumer, as published by the U.S. Department of Labor, Bureau of Labor Statistics, upon each anniversary of the Effective Date during the Term, for scientific, medical, technical, research, clinical, regulatory, Manufacturing and managerial personnel engaged in activities under the Development Plan.

1.29.                     “Development Plan” means a comprehensive written plan and budget, as it may be amended from time to time pursuant to Section 3.10(c), for the Development of the Licensed Products in the Field in the Territory, designed to (a) generate the preclinical, clinical and regulatory information required to obtain Regulatory Approvals within the Territory and (b) describe the Manufacturing development activities to be performed to enable the Development and Commercialization of the Licensed Products hereunder.  The initial Development Plan in provisional form is attached hereto as EXHIBIT B.

1.30.                     “DMF” means a Drug Master File maintained with the FDA or an equivalent Regulatory Filing, such as an active substance master file, maintained with a Regulatory Authority in any other country.

1.31.                     “EMA” means the European Medicines Agency or any successor agency thereof.

1.32.                     “European Union” or “EU” means the supra national community which consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Hungary, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.

1.33.                     “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto in the United States.

1.34.                     “Field” means all therapeutic, prophylactic and diagnostic uses for humans.

1.35.                     “Finished Product” means a Licensed Product in a finished pharmaceutical dosage form that is suitable for commercial sale following Regulatory Approval thereof, including external packaging and package inserts.

1.36.                     “First Commercial Sale” means, with respect to any country, the first commercial sale for monetary value of a Licensed Product by a Party or its Affiliate or Sublicensee for use, consumption or resale of such Licensed Product in such country where Regulatory Approval of such Licensed Product has been obtained by such Party, its Affiliate, or a Sublicensee.  Sale of a Licensed Product by and between a Party and its Affiliate or Sublicensee, or between the Parties (or their respective Affiliates or Sublicensees), shall not constitute a First Commercial Sale, unless such Party, Affiliate or Sublicensee is the end user of the Licensed Product.

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1.37.                     “FTE” means a full-time equivalent person year consisting of a total of [*] hours of work per Calendar Year directed to scientific, medical, technical, research, clinical, regulatory, Manufacturing and managerial activities under the Development Plan.

1.38.                     “GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.39.                     “Good Clinical Practice” or “GCP” means the then current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are promulgated by the FDA, EMA and other Regulatory Authorities in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than the ICH guidelines.

1.40.                     “Good Manufacturing Practice” or “GMP” means (a) the regulatory requirements for current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act (as set forth at 21 C.F.R. §§ 210-211) and under the Public Health Service Act, Biological Products (as set forth at 21 C.F.R. §§ 600-610), as the same may be amended from time to time; and (b) such standards of good manufacturing practice as are promulgated by the EMA and other Regulatory Authorities in countries in which a Licensed Product is intended to be Manufactured or sold, to the extent such standards are not less stringent than the FDA regulatory requirements stated above.

1.41.                     “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.42.                     “IND” means an Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3 necessary to commence human clinical trials of a drug in conformance with Applicable Laws or any foreign equivalent thereof.

1.43.                     “Information” means information, results and data of any type whatsoever, in any tangible, written, documentary, electronic, or digital form, including instructions, processes, compositions, materials, expert opinions, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.44.                     “Initial Formulations” means any oral dosage form of a Product.

1.45.                     “Initial Indications” means any disease, disorder or condition of the central nervous system for which a Product is indicated.

1.46.                     “Janssen Know-How” means any Know-How Controlled by Janssen on the Effective Date that is necessary or useful to the Development or Commercialization of a Compound or Licensed Product, and any Know-How which comes under the Control of Janssen following the Effective Date that is necessary or useful to the Development or Commercialization of a Compound or Licensed Product.

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1.47.                     “Janssen Manufacturing IP” means the Patents and Know-How Controlled by Janssen during the Term that are necessary or reasonably useful for the Manufacture of the applicable Licensed Product in the Field, in its then current formulation as of the time (if any) that control and responsibility with respect to the Manufacture of such Licensed Product is transferred to Minerva pursuant to Section 4.3.

1.48.                     “Janssen Patent” means those Patents Controlled by Janssen and set forth on EXHIBIT C and any Patents Controlled by Janssen claiming priority thereto.

1.49.                     “Janssen Territory” means any country or territory in the world excluding the Minerva Territory, and is subject to modification in accordance with Section 3.10(g)(iii)(A).

1.50.                     “Know-How” means any non-public, proprietary Information.  For clarification, Know-How does not include any Information in published Patents.

1.51.                     “Latin American Country” means each of Brazil, Argentina, Peru, Ecuador and Venezuela.

1.52.                     “Licensed Product” means any Product containing or comprised of a Compound, alone or in combination with one or more other APIs.

1.53.                     “MAA” means a marketing authorization application for a country or region, requesting approval from the applicable Regulatory Authority for commercial sale of a Licensed Product in such country or region (excluding pricing and reimbursement approvals), such as an NDA filed with the FDA, together with all subsequent submissions, supplements, and amendments thereto.

1.54.                     “Major EU Country” means each of France, Germany, Italy, Spain and the United Kingdom.

1.55.                     “Manufacture” or “Manufacturing” means all activities directed to the manufacture, receipt, incoming inspections, storage and handling of raw materials and intermediates and the manufacture, processing, formulation, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), supplying, shipping and release of any Compound, intermediates or Licensed Product, including manufacturing process development, scale-up and validation.

1.56.                     “Manufacturing Cost” means, with respect to a Compound or Licensed Product (including both Clinical Trial Material and Finished Product), the supplying Party’s reasonable and necessary internal and Third Party costs incurred in Manufacturing or acquisition of such Compound or Licensed Product, determined in accordance with the supplying Party’s standard cost accounting policies that are in accordance with GAAP and consistently applied across the supplying Party’s manufacturing network to other products that the supplying Party manufactures, including any depreciation costs with respect to capital investments in plant and property and capital improvements (provided such costs are fairly and equitably allocated to the Licensed Product(s) and other products such that the Licensed Product(s) do not bear a disproportionate portion of such costs).

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1.57.                     “Minerva Know-How” means any Know-How Controlled by Minerva on the Effective Date that is necessary or useful to the Development, Manufacture or Commercialization of a Compound or Licensed Product, and any Know-How which comes under the Control of Minerva following the Effective Date in connection with it or its Affiliates Developing, Manufacturing or Commercializing a Compound or Licensed Product and that is necessary or useful to the Development, Manufacture or Commercialization of a Compound or Licensed Product.

1.58.                     “Minerva Patent” means those Patents Controlled by Minerva on the Effective Date Covering any Compound as a composition of matter, such as [*] or any isomer, tautomer, enantiomer, diastereomer, prodrug, ester, salt, hydrate, solvate, racemate, metabolite, polymorph, or isotopic substitution thereof, which Patents are set forth in EXHIBIT E and any Patents Controlled by Minerva claiming priority thereto.

1.59.                     “Minerva Territory” means, collectively, the European Union, Switzerland, Liechtenstein, Iceland and Norway, and is subject to modification in accordance with Section 3.10(g)(iii)(A).

1.60.                     “NDA” means a New Drug Application submitted and filed with the FDA as more fully defined in 21 C.F.R. § 314.5 et seq. or any equivalent application filed with any equivalent Regulatory Authority in a country other than the United States.

1.61.                     “New Formulation” means any formulation (including dosage form or dosage amount) of a Product other than an Initial Formulation.

1.62.                     “New Indication” means any disease, disorder or condition for which a Product is indicated other than an Initial Indication.

1.63.                     “Net Sales” means, with respect to a given period, the gross amounts invoiced on sales of a Licensed Product by a Party or its Affiliates or Sublicensees hereunder to a Third Party purchaser in an arms-length transaction, less the following customary deductions, determined in accordance with GAAP and standard internal policies and procedures and accounting standards consistently applied throughout such Party’s organization, to the extent specifically and solely allocated to such Licensed Product and actually taken, paid, accrued, allowed, included or allocated: [*].  Sales between a Party and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales except where such Affiliates or Sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or Sublicensees.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Party’s, the Affiliate’s, or Sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable based on its sales reporting system.  All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to such Licensed Product and other products of the Party and its Affiliates and Sublicensees such that such Licensed Product does not bear a disproportionate portion of such deductions.

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Notwithstanding the foregoing, Net Sales of a Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/A+B, where A is the average sale price of the Licensed Product containing solely a Compound (and not any other API which itself could form the basis of a separate product) when sold separately in finished form (without the other separately-saleable API(s) included within the Combination Product) in a particular country during the applicable period and B is the average sale price of products incorporating the other API(s) sold separately in finished form in such country during such period.  In the event that such average sale price cannot be determined for both the Licensed Product containing solely such Compound (and not any other API which itself could form the basis of a separate product) and such other product(s) in combination in the relevant country during the applicable period, Net Sales for the purposes of determining royalty payments with respect to such Combination Product shall be commercially reasonable and determined by good faith negotiation between Payor and Payee consistent with the ratio referenced above.

In the case of discounts on “bundles” of separate products or services which include Licensed Products, Payor may with notice to Payee discount the bona fide list price of a Licensed Product in a particular country by a commercially reasonable amount, provided that the price of such Licensed Product for purposes of calculating Net Sales in such country shall be deemed to be the undiscounted list price of such Licensed Product in such country or, if such Licensed Product is not sold other than in such a “bundle” in such country, such imputed undiscounted list price as the Parties may negotiate in good faith for such Licensed Product with respect to such country based on the unbundled, undiscounted list price of such Licensed Product in similar markets.

Notwithstanding anything the contrary in this Agreement, the transfer of a Licensed Product to an Affiliate, Sublicensee, or other Third Party (i) in connection with the research, development or testing of a Licensed Product, (ii) for purposes of distribution as promotional samples, or (iii) for indigent or similar public support or compassionate use programs shall not, in any case, be considered a sale of a Licensed Product under this Agreement.

1.64.                     “North American Country” means each of Canada, Mexico and the United States.

1.65.                     “Orexin Receptor” means a G-protein-coupled receptor that binds the neuropeptide hormone orexin, there being two variants, the “Orexin-1 Receptor” and the “Orexin-2 Receptor,” each encoded by a different gene, HCRTR1 (Genbank Accession Number NM_001526) and HCRTR2 (Genbank Accession Number NP_001517), respectively.

1.66.                     “Patent” means any (a) patent, including any United States and foreign patent (including utility patents and certificates of invention), together with any and all substitutions, extensions and term restorations (including supplementary protection certificates or pediatric data exclusivity extensions), registrations, confirmations, re-examinations, reissues, renewals, and foreign counterparts thereof, and (b) pending application for a patent (including any United States and foreign patent application), including provisionals, divisionals, continuations, and continuations-in-part of any of the foregoing, domestic and foreign counterparts of any of the foregoing and patents issuing therefrom.

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1.67.                     “Payee” means a Party entitled to receive payment pursuant to the terms of this Agreement.

1.68.                     “Payor” means a Party responsible for paying any payment obligations required under this Agreement.

1.69.                     “Phase I Trial” means a human clinical trial of a Licensed Product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), or its successor regulation.

1.70.                     “Phase Ib Trial” means a Phase I Trial in a patient population with the indication under investigation.

1.71.                     “Phase II Trial” means a human clinical trial of a Licensed Product in any country that would satisfy the requirements of 21 C.F.R. §312.21(b), or its successor regulation.

1.72.                     “Phase IIa Trial” means a Phase II Trial in a pilot form.

1.73.                     “Phase IIb Trial” means a Phase II Trial designed to confirm the optimal manner of use of the applicable Licensed Product (dose and dose regimen) prior to the initiation of a Phase III Trial.

1.74.                     “Phase III Trial” means a human clinical trial of a Licensed Product in an extended human patient population designed to obtain data determining efficacy and safety of such Licensed Product to support Regulatory Approvals in the proposed therapeutic indication, as more fully defined in 21 C.F.R. 312.21(c), or its successor regulation, or the equivalent in any other country.

1.75.                     “Product” means a pharmaceutical product in any dosage form for the Field.

1.76.                     “Product-Related Materials” means all advertising and promotional materials (including flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing, that, in each case, pertain exclusively to the Licensed Products and are in the possession or control of a Party, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like of a Party other than Product Trademarks.

1.77.                     “Product Trademarks” means the trademarks, trade dress, or logos identified and selected by the JSC (as set forth in Section 5.7) and used specifically for, or for which registration is applied for or issued specifically with respect to, any Licensed Product at any time in connection with the use, development, promotion, marketing, distribution, offer for sale, or sale of such Licensed Product, including any and all rights to the foregoing existing solely under common law, statute, or similar bases not requiring explicit government notice or registration.

1.78.                     “Program Invention” means any invention, discovery, or improvement, whether or not patentable, relating to any Compounds or Licensed Products (such as their manufacture, formulation, administration or use) invented by or on behalf of one or both of the Parties (such as through one or more employees or agents of one Party, solely or jointly with one or more

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employees or agents of the other Party) in the Parties’ Development of any Compounds or Licensed Products under the Development Plan.

1.79.                     “Program Patent” means any Patent disclosing (in the specification) and claiming (by at least one claim), generally or specifically, a Program Invention.

1.80.                     “Prosecuting” means, with regard to specified Patents, preparing, filing, prosecuting, maintaining, and defending such Patents, including with respect to any reexamination, reissue, interference, derivation, inter parties review, post grant review, or opposition proceedings.  For the avoidance of doubt, “Prosecuting” excludes any infringement suits or other legal proceedings to enforce the specified Patents, regardless of whether or not such proceedings involve the defense of the Patents in suit.

1.81.                     “Regulatory Approval” means any and all approvals (including supplements and amendments), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, use, sale, or marketing of a Licensed Product in the Field in a regulatory jurisdiction, including, if required for the sale or marketing of a Licensed Product, approvals for pricing and reimbursement.

1.82.                     “Regulatory Authority” means any regulatory agency, ministry, department, or other governmental body having authority in any country, region, or supra-national territory to approve pharmaceutical products for marketing or sale, such as the FDA and EMA.

1.83.                     “Regulatory Documentation” means, with respect to a Licensed Product, all material regulatory filings and supporting documents created or submitted to the FDA or any Regulatory Authority outside of the United States, and all data contained therein including the contents of any IND, MAA, DMF, Regulatory Dossier, correspondence to and from the applicable Regulatory Authority, minutes from meetings (whether in person or by teleconference or videoconference) with the applicable Regulatory Authority, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with the applicable Regulatory Authority, adverse event files, complaint files and Manufacturing records.

1.84.                     “Regulatory Dossier” means the dossier maintained by a Regulatory Authority for, and including submissions related to, the investigative use and/or Regulatory Approval of a Licensed Product in the Field, including any IND or MAA filed with a Regulatory Authority in any country with which a Licensed Product must be registered or approved for the Manufacture, marketing, use, distribution or sale of such Licensed Product in the Field.

1.85.                     “Regulatory Exclusivity” shall mean a right or protection, granted by a Regulatory Authority in a jurisdiction (including the United States and foreign jurisdictions), providing, with respect to a Licensed Product:  (a) marketing exclusivity in such jurisdiction that prevents such Regulatory Authority from accepting an NDA (whether new or abbreviated) or other MAA, submitted by a party other than the Party Commercializing such Licensed Product hereunder (or its Affiliates or Sublicensees), for a Product that is a generic version of such Licensed Product, including exclusivity achieved through new molecular entity, orphan drug, or

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pediatric drug exclusivity designation by the FDA or any other Regulatory Authority; or (b) data protection in such jurisdiction for regulatory data submitted by the Party Commercializing such Licensed Product hereunder (or its Affiliates or Sublicensees) relating to such Licensed Product, including protection against unfair commercial use or public release consistent with, or no less stringent than, TRIPS Article 39.3.

1.86.                     “Regulatory Filing” means an IND, MAA, and any other filings required by Regulatory Authorities relating to the Development, Manufacture, or Commercialization of any Licensed Product.

1.87.                     “Territory” means, collectively, the Janssen Territory and the Minerva Territory.

1.88.                     “Third Party” means any individual, corporation, partnership, limited liability company or other entity other than (a) Janssen, (b) Minerva, or (c) their respective Affiliates.

1.89.                     “United States” means the United States of America and its territories and possessions

1.90.                     “Valid Claim” means (a) a claim of any pending patent application for which no more than [*] have elapsed from the First Commercial Sale, on a country-by-country basis, of a Licensed Product covered by such claim in such pending patent application or (b) a claim of any issued, unexpired (including by virtue of any patent term extension and/or patent term restoration) United States or foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing, by (in either case) the owner or licensee thereof to be invalid or unenforceable or of a scope not covering Licensed Products through reissue, disclaimer or otherwise.

1.91.                     Additional Defined Terms.  Each of the following terms shall have the respective meaning set forth in the Section of this Agreement indicated below:

Defined Term	Section
Abandoning Party	8.2(d)
Agreement	Preamble
Alleged Infringement	8.3(a)
Alliance Manager	3.7
Audited Site	3.11(e)
Bankruptcy	11.4
Claim	12.1(a)
Clinical Studies	3.10(b)
Co-Chair	3.3(a)
Commercial Supply Agreement	4.1
Committee Deadlock	3.3(c)
Confidential Information	9.1
CPR Mediation Procedure	13.3(a)
CPR Rules	13.4(a)

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Data Package	2.7(b)
Decision Point 1	3.10(g)(i)(A)
Decision Point 2	3.10(g)(i)(B)
Decision Point 3	3.10(g)(i)(C)
Decision Point 4	3.10(g)(i)(D)
Development Reconciliation Procedures	3.10(f)(ii)
Development Supply Agreement	3.10(i)
Dispute	13.1
Effective Date	11.1
Enforcing Party	8.3(b)
Execution Date	Preamble
GTSC	1.23
Indemnitee(s)	12.1(a)
Indemnitor	12.1(a)
Initial Stage	3.10(f)(iv)(A))
Initial Stage Cap	3.10(f)(iv)(A))
Involved Party	14.2
IPO Closing	11.1
Janssen	Preamble
Janssen Royalty Term	6.3(a)
JMC	3.2(a)
JMktgC	3.2(b)
JSC	3.1(a)
Losses	12.1(a)
Marketing Party	8.3(b)
Minerva	Preamble
Minerva Royalty Term	6.2(a)
Noninvolved Party	14.2
Orange Book	1.1
Outside Date	11.1
Party(ies)	Preamble
Party Name Marks	5.7(a)
Permitted Cost Overrun	3.10(f)(iii)(A)
Pharmacovigilance Agreement	5.4(a)
Policy	9.6
Prior Agreements	9.6
Protocol	13.4(h)
Publication Strategy	9.5(a)
Recovery	8.3(d)
Relevant Factors	1.16
ROFN	2.7(b)
ROFN Notice	2.7(b)
ROFN Party	2.7(a)
Second Stage	3.10(f)(iv)(B)
Second Stage Cap	3.10(f)(iv)(B)
Subcommittee	3.2
Sublicense	2.7(a)
Sublicensee	2.7(a)
Sublicensing Party	2.7(a)

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Sublicensing Territory	2.7(a)
Term	11.2
Upfront Payment	6.1

ARTICLE 2

LICENSES AND RIGHTS OF FIRST NEGOTIATION

2.1.                            Development License to Minerva.  As of the Effective Date and subject to the terms and conditions herein, including Janssen’s retained rights, Janssen hereby grants to Minerva: (a) a co-exclusive license (with Janssen and its Affiliates), together with the right to sublicense in accordance with Section 2.7, under the Janssen Patents, to use and Develop Licensed Products in the Minerva Territory in the Field, and (b) a non-exclusive license, together with the right to sublicense in accordance with Section 2.7, under the Janssen Patents, to use and Develop Licensed Products outside the Minerva Territory in the Field; provided, however, that any Development of Licensed Products by Minerva or its Affiliates outside of the Minerva Territory shall be: (i) conducted solely as set forth in the Development Plan; and (ii) solely for purposes of seeking Regulatory Approval of Licensed Products in the Minerva Territory in the Field.

2.2.                            Commercialization License to Minerva.  As of the Effective Date and subject to the terms and conditions herein, including Janssen’s retained rights, Janssen hereby grants to Minerva an exclusive (even as to Janssen and its Affiliates) license, together with the right to sublicense in accordance with Section 2.7, under the Janssen Patents, to sell, offer for sale, have sold, import and Commercialize Licensed Products in the Minerva Territory in the Field.

2.3.                            Know-How License to Minerva.  As of the Effective Date and subject to the terms and conditions herein, including Janssen’s retained rights, Janssen hereby grants to Minerva a non-exclusive license, together with the right to sublicense in accordance with Section 2.7, under the Janssen Know-How, (a) to use, Develop, sell, offer for sale, import and Commercialize Licensed Products in the Minerva Territory in the Field, and (b) to use and Develop Licensed Products outside the Minerva Territory in the Field; provided, however, that any Development of Licensed Products by Minerva or its Affiliates outside of the Minerva Territory shall be: (i) conducted solely as set forth in the Development Plan; and (ii) solely for purposes of seeking Regulatory Approval of Licensed Products in the Minerva Territory in the Field.

2.4.                            Manufacturing Rights.  As of the Effective Date and subject to the terms and conditions herein, including Janssen’s retained rights, Janssen hereby grants to Minerva a worldwide, non-exclusive license, together with the right to sublicense in accordance with Section 2.7, under the Janssen Manufacturing IP, to make and have made (including to Manufacture and have Manufactured) Licensed Products in the Field for sale in the Minerva Territory, except that Minerva shall not practice such license (or permit any Affiliate, Sublicensee or Third Party to practice such license) unless and until control and responsibility with respect to the Manufacture of Licensed Products is transferred to Minerva pursuant to Section 4.3.

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2.5.         Development and Manufacturing Licenses to Janssen.  As of the Effective Date and subject to the terms and conditions herein, Minerva hereby grants to Janssen a worldwide, (a) co-exclusive (with Minerva and its Affiliates) license, together with the right to sublicense in accordance with Section 2.7, under the Minerva Patents and Minerva Know-How, to use and Develop Licensed Products in the Field and (b) co-exclusive license (subject to Section 4.3), together with the right to sublicense in accordance with Section 2.7, under the Minerva Patents and Minerva Know-How, to make and have made (including to Manufacture and have Manufactured) Licensed Products in the Field.

2.6.         Commercialization License to Janssen.  As of the Effective Date and subject to the terms and conditions herein, Minerva hereby grants to Janssen an exclusive license (even as to Minerva and its Affiliates), together with the right to sublicense in accordance with Section 2.7, under the Minerva Patents and Minerva Know-How to use, sell, offer for sale, have sold, import and Commercialize Licensed Products in the Janssen Territory in the Field.

2.7.         Right to Sublicense.

(a)        The licenses granted to Minerva pursuant to Sections 2.1, 2.2, 2.3 and 2.4 and the licenses granted to Janssen pursuant to Sections 2.5 and 2.6 shall not include the right to grant sublicenses except as provided in this Section 2.7.  Minerva may grant a sublicense of the rights to Commercialize Licensed Products granted to Minerva pursuant to Sections 2.2 and 2.3 to one or more Third Parties in one or more countries of the Minerva Territory subject to the terms and conditions set forth in this Section 2.7.  In addition, at any time during the Term, Janssen may grant rights to Commercialize Licensed Products in the Field (including the grant of a sublicense of the rights granted to Janssen pursuant to Section 2.6) to one or more Third Parties in one or more countries of the Janssen Territory subject to the terms and conditions set forth in this Section 2.7.  For purposes of this Section 2.7, (i) the grant of any such rights to a Third Party is referred to herein as a “Sublicense,” (ii) the Party granting a Sublicense is referred to herein as the “Sublicensing Party,” (iii) the other Party is referred to herein as the “ROFN Party,” (iv) such Third Party is referred to herein as a “Sublicensee” and (v) the Commercial Territory of the Sublicensing Party is referred to herein as the “Sublicensing Territory.”

(b)        The ROFN Party shall have a right of first negotiation with respect to any proposed Sublicense with respect to one or more countries of the Sublicensing Territory as set forth in this Section 2.7(b) (a “ROFN”).  In the event the Sublicensing Party desires to grant such a Sublicense, the Sublicensing Party shall provide the ROFN Party with written notice (a “ROFN Notice”) and a detailed Data package with respect to the Licensed Products in such country(ies) of the Sublicensing Territory (to the extent such Data was not previously in the possession of or accessible by the ROFN Party) (a “Data Package”).  Upon receipt of the ROFN Notice, the ROFN Party will have the right, to be exercised within [*] days of the ROFN Party’s receipt of such ROFN Notice and Data Package, to enter into exclusive negotiations with the Sublicensing Party to enter into an agreement pursuant to which the Sublicensing Party would grant the ROFN Party a right to Commercialize the Licensed Products in the Field in such country(ies) of the Sublicensing Territory.  In the event that the ROFN Party elects to exercise its ROFN, the ROFN Party shall so notify the Sublicensing Party in writing within such [*] day period.  If the ROFN Party fails to notify the Sublicensing Party in writing that the ROFN Party elects to exercise its ROFN within such [*] day period, then the ROFN Party’s

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rights under this Section 2.7(b) shall cease.  Upon receipt of the ROFN Party’s notification, the Parties will negotiate in good faith with respect to an agreement pursuant to which the Sublicensing Party would grant the ROFN Party a right to Commercialize the Licensed Products in the Field in the applicable country(ies) of the Sublicensing Territory.  If the ROFN Party and the Sublicensing Party do not reach an agreement on the terms of such an agreement within [*] days of the ROFN Party’s receipt of the ROFN Notice and Data Package, then the Sublicensing Party will be free to enter into a definitive agreement granting a Sublicense in the applicable country(ies) of the Sublicensing Territory to a Third Party in accordance with Section 2.7(c).

(i)            Notwithstanding anything to the contrary in this Agreement, (A) the ROFN provided to Minerva pursuant to this Section 2.7(b) shall only apply in the event that Janssen desires to grant a Sublicense with respect to the United States, any Asian Country(ies) or any Latin American Country(ies), and (B) once Minerva has received a ROFN Notice with respect to the United States, any Asian Country(ies) (alone or in combination) or any Latin American Country(ies) (alone or in combination), as the case may be, and the Parties have complied with the procedural aspects of Section 2.7(b) with respect to such ROFN Notice, Minerva thereafter shall not have any further ROFN with respect to the United States, any Asian Country or any Latin American Country, as the case may be.

(ii)           Notwithstanding anything to the contrary in this Agreement, (A) the ROFN provided to Janssen pursuant to this Section 2.7(b) shall only apply in the event that Minerva desires to grant a Sublicense with respect to any Major EU Country(ies), and (B) once Janssen has received a ROFN Notice with respect to any Major EU Country(ies) (alone or in combination), and the Parties have complied with the procedural aspects of Section 2.7(b) with respect to such ROFN Notice, Janssen thereafter shall not have any further ROFN with respect to any Major EU Country.

(c)        Without limiting the ROFN Party’s rights under Section 2.7(b) above, the Sublicensing Party will provide [*] days advance written notice to the ROFN Party of any proposed Sublicense and the identity of the proposed Sublicensee.  Any such Sublicensee will be required to agree in writing to meet all of the quality and ethical standards applicable to the Sublicensing Party under this Agreement and to represent in such agreement that it has not been found to have committed a material violation of any rule or regulation of the FDA or other Regulatory Authority in the portion of the Sublicensing Territory to which the Sublicense applies.  All Sublicenses granted by the Sublicensing Party under this Section 2.7 shall be consistent with the terms and conditions of this Agreement, and the Sublicensing Party shall be responsible for ensuring the compliance of its Sublicensees with all obligations owed to the ROFN Party under this Agreement. In addition, following execution of any such agreement granting a Sublicense hereunder, the Sublicensing Party shall promptly provide a copy thereof to the ROFN Party, redacted with respect to information not pertinent to compliance with this Agreement.  A Sublicensee of the Sublicensing Party shall have the right to have representatives on, or participate in the activities of, any Committee with the prior written consent of the ROFN Party, which consent shall not be unreasonably conditioned, delayed or withheld.

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(d)        The Sublicensing Party shall be entitled to grant sublicenses under the licenses granted to the Sublicensing Party in this Article 2 to any of its Affiliates without the ROFN Party’s prior written approval; provided, however, that such sublicenses shall be consistent with the terms and conditions of this Agreement, and the Sublicensing Party shall be responsible for ensuring the compliance of its Affiliates with all obligations owed to the ROFN Party under this Agreement.  In addition, the Sublicensing Party shall be entitled to grant non-exclusive sublicenses under the licenses granted to the Sublicensing Party in this Article 2 to any of its permitted Third Party contractors performing Development activities in accordance with Section 3.10(j), without the ROFN Party’s prior written approval, solely to the extent necessary for such Third Party contractors to perform such Development activities; provided, however, that such sublicenses shall be consistent with the terms and conditions of this Agreement, and the Sublicensing Party shall be responsible for ensuring the compliance of its Third Party contractors with all obligations owed to the ROFN Party under this Agreement.

(e)        The efforts of a Party’s Affiliates or Sublicensees to Develop or Commercialize Licensed Products shall be deemed the efforts of such Party for purposes of satisfying such Party’s obligations to Develop or Commercialize Licensed Products under this Agreement, including any obligations to exercise Commercially Reasonable Efforts with respect thereto.

2.8.         No Implied Licenses.  Each Party acknowledges that the licenses granted under this Article 2 are limited to the scope expressly granted, and all other rights to Patents and Know-How licensed hereunder are expressly reserved to the Party granting the license to such Patents or Know-How. Without limiting the foregoing, it is understood that where an exclusive license under Patents or Know-How is granted to a Party under this Article 2 for a particular purpose, the Party granting such license retains all of its rights to such Patents and/or Know-How for all purposes not expressly licensed.

2.9.         Retained Rights.  Any rights of Janssen not expressly granted to Minerva under this Agreement will be retained by Janssen, including all rights: (a) to Develop and Commercialize the Licensed Products outside of the Field; (b) subject to Section 2.7, to Commercialize the Licensed Products in the Janssen Territory in the Field; and (c) subject to Section 4.3, to Manufacture the Licensed Products.  Further, no rights are granted to Minerva under any other intellectual property Controlled by Janssen other than the Janssen Patents and Janssen Know-How, including any rights to any programs relating to Orexin Receptor subtypes other than Orexin-2, such as Janssen’s Orexin-1 Receptor program.  Any rights of Minerva not expressly granted to Janssen under this Agreement will be retained by Minerva.  In addition, notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that the Development and Commercialization of New Indications and New Formulations shall not be within the scope of the licenses granted to Minerva pursuant to Sections 2.1, 2.2, 2.3 and 2.4 except as provided in 3.10(h).

2.10.       Non-Exclusive Unblocking Licenses.

(a)        Unblocking License to Minerva.  As of the Effective Date and subject to the terms and conditions herein, including Janssen’s retained rights, Janssen hereby grants to Minerva a non-exclusive license, together with the right to sublicense in accordance with Section 2.7, under any Patents that (i) are not included in the Janssen Patents or Program

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Patents, (ii) are Controlled by Janssen as of the Effective Date or come under the Control of Janssen following the Effective Date and (iii) but for the license granted under this Section 2.10(a) would be infringed by the exercise of any of the licenses granted to Minerva pursuant to Sections 2.1, 2.2, 2.3 and 2.4, but only to the extent necessary for Minerva to practice the licenses granted to Minerva pursuant to Sections 2.1, 2.2, 2.3 and 2.4.  Notwithstanding the foregoing, the Patents subject to the license granted under this Section 2.10(a) shall not include (A) in the event of a Change of Control of Janssen, any Patent that was Controlled prior to such Change of Control by the entity acquiring Janssen in such Change of Control or such entity’s Affiliates that were not Affiliates of Janssen prior to such Change of Control, and (B) a claim of such Patent Controlled prior to such Change of Control solely to the extent such claim is directed to a pharmaceutical formulation (and not a method of use or composition of matter that comprises the pharmaceutical formulation).

(b)        Unblocking License to Janssen.  As of the Effective Date and subject to the terms and conditions herein, including Minerva’s retained rights, Minerva hereby grants to Janssen a non-exclusive license, together with the right to sublicense in accordance with Section 2.7, under any Patents that (i) are not included in the Minerva Patents or Program Patents, (ii) are Controlled by Minerva as of the Effective Date or come under the Control of Minerva following the Effective Date and (iii) but for the license granted under this Section 2.10(b) would be infringed by the exercise of any of the licenses granted to Janssen pursuant to Sections 2.5 and 2.6, but only to the extent necessary for Janssen to practice the licenses granted to Janssen pursuant to Sections 2.5 and 2.6.  Notwithstanding the foregoing, the Patents subject to the license granted under this Section 2.10(b) shall not include (A) in the event of a Change of Control of Minerva, any Patent that was Controlled prior to such Change of Control by the entity acquiring Minerva in such Change of Control or such entity’s Affiliates that were not Affiliates of Minerva prior to such Change of Control, and (B) a claim of such Patent Controlled prior to such Change of Control solely to the extent such claim is directed to a pharmaceutical formulation (and not a method of use or composition of matter that comprises the pharmaceutical formulation).

ARTICLE 3

GOVERNANCE; DEVELOPMENT AND REGULATORY ACTIVITIES

3.1.         Joint Steering Committee.

(a)        Establishment of JSC.  Within [*] days of the Effective Date, the Parties shall establish a Joint Steering Committee (the “JSC”) consisting of three (3) representatives (or such other number as may be agreed upon by the Parties) designated by each Party. The initial members of the JSC will be nominated by the Parties promptly following the Effective Date.  Such representatives shall be individuals suitable in seniority and experience and having delegated authority to make decisions of the JSC with respect to matters within the scope of the JSC’s responsibilities; provided that it is understood that such individuals may need to seek appropriate authority from the relevant Party with respect to certain matters.  Unless and until the JSC subsequently establishes Subcommittees focused on Development and financial matters, respectively, pursuant to Section 3.2, the JSC members of each Party shall include individuals with appropriate expertise in Development and financial matters (including

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accounting, cost allocation, budgeting and financial reporting).  A Party may change one or more of its representatives serving on the JSC at any time upon written notice to the other Party. The JSC shall operate in accordance with the provisions of this Article 3, and, at its meetings, the JSC shall discuss the matters described below and such other matters as are reasonably requested by either Party’s Alliance Manager.

(b)        Responsibilities of JSC.  The JSC shall, directly or through its Subcommittees, perform the following functions:

(i)            develop and approve the overall strategy for, and monitor and oversee, the Development, Manufacture and Commercialization of the Licensed Products in the Field;

(ii)           prepare and approve revisions and modifications to the Development Plan, including the Development Budget;

(iii)          oversee the Development of the Licensed Products in the Field and monitor whether activities under the Development Plan are performed in accordance with the timelines set forth therein;

(iv)          facilitate communication between the Parties and ensure that each Party keeps the JSC fully informed regarding all material activities performed by such Party regarding the Development, Manufacture and Commercialization of the Licensed Products in the Field;

(v)           oversee and supervise any Subcommittees established pursuant to Section 3.2, and resolve Committee Deadlocks in accordance with Section 3.3(c);

(vi)          coordinate and conduct the accounting, reporting, reconciliation and other related activities set forth in this Agreement;

(vii)         perform and review calculations for the reconciliation of payments;

(viii)        coordinate audits pursuant to Section 7.5 by Third Party independent accountants, and review and attempt to resolve discrepancies or issues arising from such audits; and

(ix)          perform such other functions as are specifically designated for the JSC in this Agreement or as the Parties otherwise agree in writing are appropriate to further Development, Manufacture and Commercialization of the Licensed Products in the Field under this Agreement.

3.2.         Subcommittees.  From time to time, the JSC may establish subcommittees of the JSC to oversee particular projects or activities under this Agreement, and such subcommittees shall be constituted and have such responsibility as the JSC approves (each, a “Subcommittee”).  The Subcommittees shall operate in accordance with the provisions of this Article 3.

(a)        Joint Manufacturing Committee.  Promptly, and in any event within thirty (30) days, following Janssen’s notice that it shall transfer to Minerva control and responsibility with respect to the Manufacture of the Licensed Products pursuant to Section 4.3, the JSC shall

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establish a Joint Manufacturing Committee (the “JMC”) as a Subcommittee of the JSC to oversee, review and coordinate the Manufacture of the Licensed Products under this Agreement. The JMC shall include individuals from each Party with reasonable expertise in the areas of Manufacturing and supply chain management.  The JMC will be responsible for:

(i)            overseeing and reviewing the Manufacture, supply and distribution for purposes of Development and Commercialization of the Licensed Products;

(ii)           overseeing and reviewing the Manufacturing strategy for Clinical Trial Material and Finished Product;

(iii)          overseeing and reviewing processes, standard operating procedures and chemistry, manufacturing and controls (CMC) for the Manufacture of the Licensed Products, with the goal to establish and maintain global harmonization of such processes, standard operating procedures and chemistry, manufacturing and controls (CMC);

(iv)          managing supply shortages;

(v)           overseeing and reviewing Licensed Product specification changes; and

(vi)          performing such other functions as are specifically designated to the JMC in this Agreement, the Development Supply Agreement or the Commercial Supply Agreement, or as the Parties otherwise agree are appropriate to further the Manufacture of the Licensed Products under this Agreement.

(b)        Joint Marketing Committee.  Promptly, and in any event within [*] days, following submission of the first MAA for a Licensed Product in the Field to the applicable Regulatory Authority in the Territory, the JSC shall establish a Joint Marketing Committee (the “JMktgC”) as a Subcommittee of the JSC to oversee, review and coordinate the marketing of the Licensed Products in the Field under this Agreement.  The JMktgC shall include individuals from each Party with reasonable expertise in the area of Commercialization.  The JMktgC will be responsible for reviewing global marketing and promotion strategy and performing such other functions as are specifically designated to the JMktgC in this Agreement, or as the Parties otherwise agree are appropriate to further the marketing of the Licensed Products under this Agreement, and in compliance with Applicable Laws (excluding for the avoidance of doubt pricing).

3.3.         Membership, Meetings and Decision Making.

(a)        Membership.  Except as otherwise stated herein, each Committee shall be comprised of [*] representatives (or such other equal number of representatives as the Parties may agree) from each of Janssen and Minerva.  Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. Each Parties’ representatives to each Committee shall be individuals suitable in seniority and experience and amongst such representatives shall be at least one representative from each Party with relevant decision-making authority to make decisions within the scope of the applicable Committee’s

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responsibilities; provided that it is understood that such individual may need to seek appropriate authority from the relevant Party with respect to certain matters.  For each Committee, each Party shall designate one of its representatives on such Committee to co-chair the meetings for such Committee (each, a “Co-Chair”).  The Co-Chairs shall, with and through the assistance of the Alliance Managers, coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of such Committee. The Co-Chairs shall, with and through the assistance of the Alliance Managers, solicit agenda items from Committee members and provide an agenda, along with appropriate information for such agenda, reasonably in advance of any meeting.  Such agenda shall include all items requested by either Co-Chair for inclusion therein.  In the event the Co-Chair or another Committee member from either Party is unable to attend or participate in a meeting of such Committee, the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting.  For the avoidance of doubt, while the Alliance Managers shall attend meetings of all Committees, the Alliance Managers shall not: (i) serve as a voting member of any such Committee; nor (ii) be counted towards either Party’s representation on any such Committee.  The Alliance Managers shall be responsible for preparing and circulating minutes of such meeting as provided in Section 3.5.

(b)        Meetings.  The JSC shall meet at least quarterly, or at a frequency determined by the JSC, for so long as a Licensed Product is in Development or is being Commercialized in the Field pursuant to this Agreement, and JSC meetings may be called at other times to resolve Committee Deadlocks in accordance with Section 3.3(c). The JMC, the JMktgC and other Subcommittees, if any, shall each meet quarterly after the Subcommittee is formed, or as more or less often as otherwise agreed by such Subcommittee.  Committee meetings may be conducted by telephone, videoconference or in person. Any in-person Committee meetings shall be held on an alternating basis between Janssen’s and Minerva’s facilities, unless otherwise agreed by the Parties.  Each Party shall be responsible for its own expenses in attending such meetings.  As appropriate, the Committee may invite a reasonable number of non-voting employees, consultants and scientific advisors to attend its meetings as nonvoting observers, provided that such invitees are bound by appropriate confidentiality obligations.  Each Party may also call for special meetings of a Committee to discuss particular matters requested by such Party.  The Alliance Managers shall provide the members of each Committee with no less than [*] Business Days notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [*] Business Days notice of any special meetings called by either Party.

(c)        Decision-Making.  Decisions of each Committee shall be made by unanimous vote, with each Party having one vote. To the extent a Party has voted in favor of a particular action, after commencement of the implementation of such action it shall not be permitted to reverse such vote absent changed facts and circumstances that were not present at the time of the initial vote.  In order to make any decision, any Committee must have present (in person or via telephone or videoconference) and voting at least one representative of each Party. Unless otherwise specified by the JSC, in the event that the JMC, the JMktgC or any other Subcommittee cannot or does not reach consensus with respect to a particular matter within the authority of such Subcommittee (a “Committee Deadlock”) after endeavoring for [*] days to do so, such matter shall be referred to the JSC for discussion and attempted resolution.  In the event that the JSC, after endeavoring for [*] days to do so, does not reach a decision with

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respect to a Committee Deadlock, or with respect to any other matter within the purview of the JSC as set forth in this Agreement, then such matter shall be decided as follows:

(i)            If the disputed matter relates to the [*], then [*] shall have final decision making authority, subject to [*];

(ii)           If the disputed matter relates to the [*], then [*] shall have final decision making authority;

(iii)          If the disputed matter relates to the [*], then [*] shall have final decision making authority; and

(iv)          If the disputed matter relates to [*], then [*].

For the avoidance of doubt, the vesting of final decision authority in a particular Party pursuant to this Section 3.3(c) shall not give such Party any authority to (A) alter or amend the terms and conditions of this Agreement, (B) waive either Party’s compliance with the terms and conditions of this Agreement or (C) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.4.         Day-to-Day Decision Making Authority.  Each Party shall have decision making authority with respect to the day-to-day activities of such Party (and such Party’s employees, agents and contractors) in connection with the Development, Manufacture and Commercialization of the Licensed Products in the Field in accordance with this Agreement, provided that such decisions are not inconsistent with the Development Plan, the terms and conditions of this Agreement, or the decisions of the appropriate Committee, as applicable.

3.5.         Meeting Minutes.  Minutes will be kept of all Committee meetings by one of the Alliance Managers (or his or her designees) on a rotating basis and sent to all members of the Committee by facsimile or e-mail for review and approval within [*] days after each meeting. The Committee shall formally accept the minutes of the previous meeting at or before the next Committee meeting. Minutes will be deemed approved unless any member of the Committee objects to the accuracy of such minutes by providing written notice to the other members of the Committee prior to the next meeting of such Committee.  Minutes shall list action items and shall designate any issues that need to be resolved by the JSC or applicable resolution process.  In the event of any such objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.6.         Limitation of Powers.  Each Committee will have only the powers as are specifically delegated to it under this Agreement.  The JSC is not a substitute for the rights of the Parties under this Agreement and is intended to coordinate and facilitate the activities of the Parties during the Term.  The JSC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement.  In addition, each Committee shall have no authority to (a) alter or amend the terms and conditions of this Agreement, (b) waive either Party’s compliance with the terms and conditions of this Agreement or (c) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

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3.7.         Alliance Managers.  Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for such Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement (each, an “Alliance Manager”).  The Alliance Managers shall provide regular reports to the JSC as well as attend meetings (or designate an appropriate representative to attend meetings on the Alliance Manager’s behalf) between the Parties, including Committee meetings; provided, however, that the Alliance Managers shall not be counted as members of any Committee (and shall not vote on matters discussed at any Committee meeting).  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.  For the avoidance of doubt, a Party’s Alliance Manager may also be a member of the JSC or any Subcommittee.

3.8.         Minerva Scientific Advisory Board.  Janssen shall have the right to appoint one member of Minerva’s scientific advisory board acceptable to Minerva, who would be permitted to attend all scientific advisory board meetings and receive the same notices and information as the other members.   Janssen shall consider in good faith any requests by Minerva to change its representative to its scientific advisory board.

3.9.         Costs of Governance.  The Parties agree that the costs incurred by each Party in connection with its participation at any Committee meetings under this Article 3 (including Minerva’s scientific advisory board meetings) shall be borne by such Party.

3.10.       Development.

(a)        General.  The Parties shall conduct a Development program directed toward the Development of Licensed Products, on the terms and conditions set forth in this Agreement and the Development Plan. Such Development shall be conducted under the supervision of the JSC and in accordance with the then current Development Plan approved by the JSC.

(b)        Development Plan.  The initial Development Plan and Development Budget are attached hereto as EXHIBIT B in provisional form (the “Provisional Plan and Budget”). The Development Plan is intended to include a comprehensive overall plan, including all clinical studies of the Licensed Products (“Clinical Studies”) for the Initial Indications and Initial Formulations in the Field necessary to satisfy applicable regulatory requirements, for the global Development of the Licensed Products in the Field for the Initial Indications and Initial Formulations. The Development Plan shall allocate responsibility for each Development activity set forth therein to a Party, and the Parties agree to conduct all Development activities relating to the Licensed Products in accordance with the Development Plan.

(c)        Updating and Amending the Development Plan.

(i)            The JSC shall review the Development Plan not less frequently than annually and shall propose detailed and specific Development Plan updates, which shall include the Development Budget for subsequent Calendar Years, until completion of the Development activities hereunder.  The JSC shall provide preliminary approval of all such proposed updates no later than September 1 of each Calendar Year.  Upon the JSC’s preliminary approval, such updates shall be submitted to each Party for its internal budgeting review and shall be subject to

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final approval by the JSC no later than [*] of each Calendar Year, at which time any updates shall be appended to the Development Plan.  In addition, the JSC shall meet, by telephone, videoconference or in person, within [*] days of the Effective Date to finalize and approve the initial Development Plan and Development Budget based upon the Provisional Plan and Budget.  The JSC may also develop and approve from time to time other amendments to the Development Plan in its discretion and, upon such approval by the JSC, the Development Plan shall be amended accordingly. Amendments and updates to the Development Plan, including the Development Budget, shall not be effective without the approval of the JSC.

(ii)           The Development Plan shall be designed to harmonize Development of Licensed Products in the Janssen Territory and the Minerva Territory to the extent practicable.  However, in the event that, based upon written guidance from the applicable Regulatory Authority, it is necessary for a Party to perform a Clinical Study (or a portion of a Clinical Study) in its Commercial Territory for purposes of obtaining Regulatory Approval for a Licensed Product in the Field in any country of such Party’s Commercial Territory, which Clinical Study (or portion thereof) is not necessary for purposes of obtaining Regulatory Approval for such Licensed Product in any country of the other Party’s Commercial Territory (i.e., Data from such Clinical Study (or portion thereof) shall not be submitted with any application for Regulatory Approval in any country of such other Party’s Commercial Territory), such Party, in consultation with the JSC, shall have the right to include and perform such Clinical Study (or portion thereof) under the Development Plan pursuant to an amendment thereof made pursuant to this Section 3.10(c), notwithstanding anything to the contrary in this Agreement (including Section 3.3(c)(i)), and the Development Costs incurred in conducting such Clinical Study (or portion thereof) shall be shared by the Parties pursuant to Section 3.10(f)(i), unless the other Party elects not to share such costs by giving written notice of such election within [*] days following the JSC’s approval of such amendment of the Development Plan, in which case (A) the Development Costs incurred in conducting such Clinical Study (or portion thereof) shall be paid for solely by the Party conducting such Clinical Study and (B) the royalties otherwise payable by such Party with respect to Net Sales of any Licensed Product sold by such Party and its Affiliates and Sublicensees in any country of such Party’s Commercial Territory in which Data from such Clinical Study (or portion thereof) is necessary for purposes of obtaining Regulatory Approval for such Licensed Product in such country shall be reduced to [*] of the amount otherwise payable pursuant to this Agreement.

(d)        Development Budget.  The Development Budget included in the Development Plan shall be a rolling [*] year budget setting forth the budgeted amounts for Development Costs with respect to activities allocated to the Parties under the Development Plan during the then-current Calendar Year and the succeeding Calendar Year thereafter, and shall include for each Party a budget for Development Costs for the Development activities allocated to such Party, broken down by Calendar Quarter with respect to the then-current Calendar Year.  The Development Budget shall also include a breakout of costs by functional area or category as determined by the JSC.  Concurrently with the annual update of the Development Plan in accordance with Section 3.10(c), the JSC shall also prepare and approve an updated [*] rolling Development Budget covering the next Calendar Year and the succeeding Calendar Year.

(e)        Development Efforts.  Each Party shall use its Commercially Reasonable Efforts to perform, or cause to be performed, the activities assigned to it in the Development Plan.

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Each Party shall conduct its Development activities in good scientific manner and in compliance with Applicable Laws and all applicable requirements relating to the protection of human subjects.  Notwithstanding anything to the contrary in this Agreement, a Party shall not be obligated to undertake or continue any Development activity with respect to a Compound or Licensed Product if such Party reasonably determines that performance of such Development activity would violate Applicable Laws or would pose an unacceptable safety risk for subjects participating in a Clinical Study.

(f)         Development Costs.

(i)            Cost Sharing.  Subject to Section 3.10(f)(iv) and except as otherwise expressly provided in this Agreement, Development Costs incurred during the Term by the Parties shall be borne sixty percent (60%) by Janssen and forty percent (40%) by Minerva.

(ii)           Development Costs Reports.  Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 3.10(f)(iii).  Each Party shall calculate and maintain records of Development Costs incurred by it and its Affiliates in accordance with procedures to be established by the Parties, and the procedures for quarterly reporting of actual results, quarterly review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to Development Costs will be determined by the Parties (the “Development Reconciliation Procedures”).  Such procedures will provide the ability to comply with financial reporting requirements of each Party.  The Development Reconciliation Procedures shall provide that within [*] days after the end of each Calendar Quarter, each Party shall submit to the JSC a report, in such reasonable detail and format as is established by the Parties, of all Development Costs incurred by such Party during such Calendar Quarter.  Within [*] days following the receipt of such report, each Party shall have the right to request reasonable additional information related to the other Party’s and its Affiliates’ Development Costs during such Calendar Quarter in order to confirm that such other Party’s spending is in conformance with the Development Budget.  The Parties shall establish reasonable procedures for the Parties to share estimated Development Costs for each Calendar Quarter prior to the end of such Calendar Quarter, to enable each Party to appropriately accrue its share of Development Costs for financial reporting purposes.

(iii)          Reimbursement of Development Costs.

(A)          Each Calendar Quarter, the Party (with its Affiliates) that incurs more than its share of the total actual Development Costs during such Calendar Quarter shall be paid by the other Party an amount of cash sufficient to reconcile to the agreed percentage of actual Development Costs as set forth in Section 3.10(f)(i).  Notwithstanding the foregoing, on a Calendar Year-to-date basis, the Parties shall not share any Development Costs in excess of the amounts allocated for such Calendar Year-to-date period in the Development Budget; provided, however, that Development Costs in excess of the Development Budget shall be included in the calculation of Development Costs to be shared by the Parties to the extent such excess Development Costs do not exceed by more than [*] the total Development Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in

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accordance with the applicable Development Budget for such Calendar Year (a “Permitted Cost Overrun”).

(B)          The Development Reconciliation Procedures shall provide for the JSC to develop a written report setting forth in reasonable detail the calculation of any net amount owed by Janssen to Minerva or by Minerva to Janssen, as the case may be, as necessary to accomplish the sharing of Development Costs set forth in Section 3.10(f)(i) and this Section 3.10(f)(iii), and to prepare such report promptly following delivery of the report described in Section 3.10(f)(ii) and in a reasonable time (to be defined in the Development Reconciliation Procedures) in advance of payment.  The net amount payable to accomplish the sharing of Development Costs as provided under this Agreement shall be paid by Janssen or Minerva or by Minerva to Janssen, as the case may be, within [*] days after the end of the applicable Calendar Quarter.

(iv)          Cap on Minerva’s Share of Development Costs; Other Adjustments to Cost Sharing.

(A)          In the event that Minerva’s share of aggregate Development Costs incurred during the period from the Effective Date through the completion of Decision Point 2 (the “Initial Stage”), excluding any Development Costs payable solely by Minerva pursuant to Section 3.10(c)(ii) or 3.11(a) or reimbursed or paid by Minerva pursuant to Section 3.10(h), exceeds an aggregate of $5,000,000 (inclusive of any Permitted Cost Overruns) (the “Initial Stage Cap”), then any such amounts for the Initial Stage that are in excess of the Initial Stage Cap shall be borne by Janssen, and not Minerva, and the reimbursement calculations set forth in Section 3.10(f)(iii) shall be adjusted accordingly.

(B)          In the event that Minerva’s share of aggregate Development Costs incurred during the period from the Effective Date and up to completion of Decision Point 4 (the “Second Stage”), excluding any Development Costs payable solely by Minerva pursuant to Section 3.10(c)(ii) or 3.11(a) or reimbursed or paid by Minerva pursuant to Section 3.10(h), exceeds an aggregate of $24,000,000 (inclusive of Minerva’s share of aggregate Development Costs incurred in the Initial Stage and any Permitted Cost Overruns) (the “Second Stage Cap”), then any such amounts for the Second Stage that are in excess of the Second Stage Cap shall be borne by Janssen, and not Minerva, and the reimbursement calculations set forth in Section 3.10(f)(iii) shall be adjusted accordingly.

(g)        Decision Points.

(i)            For purposes of this Agreement:

(A)          “Decision Point 1” shall mean completion of a single dose Phase I Trial, using a suspension formulation, in patients with major depression disorder as described in the Provisional Plan and Budget.

(B)          “Decision Point 2” shall mean completion of each of the following:  (I) a four (4) week Phase Ib Trial in patients with primary and secondary insomnia,

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(II) a three (3) month toxicology study in two (2) species and (III) a reproductive toxicology study in rodents, in each case as described in the Provisional Plan and Budget.

(C)          “Decision Point 3” shall mean completion of the interim analysis of an Adaptive Phase IIa/IIb Trial in patients with primary insomnia and adjunctive depression as described in the Provisional Plan and Budget and the protocol for such trial, including the distribution of the data and results pertaining to such interim analysis to the members of the JSC and a meeting of the JSC to discuss such data and results.  Alternatively, if the Development Plan is amended to include a stand alone Phase IIa Trial in lieu of such Adaptive Phase IIa/IIb Trial, then Decision Point 3 shall instead mean completion of such Phase IIa Trial.

(D)          “Decision Point 4” shall mean completion of a Phase IIb Trial (including completion of an Adaptive Phase IIa/IIb Trial, as applicable) in patients with primary insomnia and adjunctive depression as described in the Provisional Plan and Budget.

For purposes of this Section 3.10(g)(i), “completion” of a trial or study (but, for clarity, excluding completion of the “interim analysis” referenced in Section 3.10(g)(i)(C)) is deemed to have occurred following the last to occur of: (I) database lock with respect to such trial, (II) the distribution of the data and results of such trial to the members of the JSC, and (III) a meeting of the JSC to discuss the data and results of such trial.

(ii)           Within [*] days following the completion of each of Decision Point 2 and Decision Point 3 and at any time following Decision Point 4, Minerva shall have the right, but not the obligation, to opt out of further joint Development of the Licensed Products for the Initial Indications and Initial Formulations by giving Janssen written notice of such election, which election shall be effective [*] days after providing such notice and shall constitute a termination of this Agreement pursuant to Section 11.5(a), subject to Section 11.6(b).

(iii)          Within [*] days following the completion of each of Decision Point 1, Decision Point 2 and Decision Point 3 and at any time following Decision Point 4, Janssen shall have the right, but not the obligation, to opt out of further joint Development of the Licensed Products by giving Minerva written notice of such election, which election shall be effective [*] days after providing written notice of such election.  In the event that Janssen makes such election (and provided that Minerva does not make a corresponding election pursuant to Section 3.10(g)(ii)):

(A)          the Janssen Territory shall be deemed automatically amended to exclude all North American Countries and the Minerva Territory shall be deemed automatically amended to include all North American Countries;

(B)          the Parties shall promptly amend the Development Plan pursuant to Section 3.10(c) such that Janssen shall have no further responsibilities thereunder and, in this regard, notwithstanding Section 3.3(c)(i), Minerva shall thereafter have final decision making authority with respect to matters relating to the Development of Licensed Products in the Minerva Territory in the Field;

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(C)          Janssen shall thereafter have no further obligation to share Development Costs pursuant to Section 3.10(f), other than with respect to Development Costs incurred prior to such election;

(D)          Janssen shall thereafter have no further diligence obligations with respect to the Development or Commercialization of Licensed Products;

(E)           Except as otherwise required under Section 4.3 with respect to Manufacture of Licensed Product and Section 3.11 with respect to certain Regulatory Approvals, Janssen shall have the right, but not the obligation, to transfer control and responsibility to Minerva with respect to (1) the Manufacture of the Licensed Products for Development and Commercialization in the Field (in accordance with Section 4.3), (2) obtaining all Regulatory Approvals for the Licensed Products in the Field in the Minerva Territory and/or (3) transfer maintenance and operation of the Global Safety Database;

(F)           the royalties payable by Minerva pursuant to Section 6.2(a) with respect to Net Sales of Licensed Products sold by Minerva and its Affiliates and Sublicensees in the Minerva Territory (as such territory is amended pursuant to Section 3.10(g)(iii)(A)) shall be reduced to [*] of such Net Sales, subject to potential further adjustment pursuant to Section 3.10(c)(ii), Section 6.2(b) or Section 6.2(c); and

(G)          the royalties payable by Janssen pursuant to Section 6.3(a) with respect to Net Sales of Licensed Products sold by Janssen and its Affiliates and Sublicensees in the Janssen Territory (as such territory is amended pursuant to Section 3.10(g)(iii)(A)) shall be reduced to [*] of such Net Sales, subject to potential further adjustment pursuant to Section 3.10(c)(ii), Section 6.3(b) or Section 6.3(c); provided, however, that such royalty shall be increased to [*] for each country in which Janssen obtains Regulatory Approval of a Licensed Product by referencing Minerva’s Regulatory Filings or Data without being required to conduct an independent Phase III Trial in order to obtain Regulatory Approval in such country.

(iv)          If Janssen makes an election to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii), except as otherwise expressly provided in Section 3.10(g)(iii), Janssen thereafter shall continue to have the right, but not the obligation, to Develop, Manufacture and Commercialize Licensed Products in accordance with this Agreement, provided that such Commercialization shall be limited to the Janssen Territory (as such territory is amended pursuant to Section 3.10(g)(iii)(A)).  In this regard, (A) the Parties shall exchange reports and Data pursuant to Section 3.10(j); (B) the Parties shall continue to have rights of reference pursuant to Section 3.11(d); (C) the Parties shall continue to share Adverse Event information pursuant to Section 5.4(a) and the Pharmacovigilance Agreement; and (D) if Janssen has transferred control and responsibility to Minerva with respect to the Manufacture of Licensed Products, at Janssen’s option, Minerva shall supply Janssen with Licensed Products pursuant to Section 4.3(b), except that Janssen shall no longer have the ROFN provided pursuant to Section 2.7(b).

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(h)           New Development Activities.

(i)            If, at any time, Janssen desires to Develop a Product containing or comprised of a Compound, alone or in combination with one or more other APIs, for a New Indication or to Develop a New Formulation of such a Product, Janssen shall submit to Minerva a proposal for Janssen and Minerva to jointly Develop such New Indication or New Formulation under the terms and conditions of this Agreement.  Such proposal shall contain, at a minimum, information supporting the rationale for Developing such New Indication or New Formulation from a scientific, regulatory and commercial standpoint, as well as an estimated developmental critical path and an estimate of the timeframe for and cost of such Development, including:

(A)          all major Development tasks to be accomplished prior to submission of filings for Regulatory Approvals for such New Indication or New Formulation;

(B)          key Development objectives, expected associated resources, risk factors, timelines, Go/No Go decision points and relevant decision criteria and, where appropriate, decision trees;

(C)          how resources are expected to be provided by Janssen and Minerva to support the Development for such New Indication or New Formulation; and

(D)          a reasonably detailed description and budget for the Development activities that are expected to be performed by Janssen and Minerva for such New Indication or New Formulation.

(ii)           If Janssen proposes the Development of a New Indication or New Formulation to Minerva, then Minerva shall, within [*] days following receipt of such proposal, give Janssen written notice of whether it elects to:

(A)          participate in the joint Development of such New Indication or New Formulation, in which case:  (1) such New Indication or New Formulation, as the case may be, shall be deemed included within the scope of the licenses granted to Minerva pursuant to Sections 2.1, 2.2, 2.3 and 2.4; (2) the Parties shall promptly amend the Development Plan and the Development Budget pursuant to Section 3.10(c) in order provide for the joint Development of such New Indication or New Formulation, as the case may be; and (3) the Development Costs incurred in connection with the Development of such New Indication or New Formulation, as the case may be, pursuant to the Development Plan (as so amended) shall be shared by the Parties pursuant to Section 3.10(f)(i) and shall not be subject to the Initial Stage Cap or the Second Stage Cap; or

(B)          opt out of joint Development of such New Indication or New Formulation, in which case Janssen shall have the right to Develop such New Indication or New Formulation, as the case may be, subject to the provisions of this Section 3.10(h)(ii)(B).  If Minerva reasonably believes that Development of such New Indication or New Formulation, as the case may be, would be likely to (1) have a material negative impact on Minerva’s business interest in a Licensed Product in the Minerva Territory or (2) raise material toxicity or drug safety concerns, Minerva may provide Janssen with a reasonably detailed written explanation of

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the basis for its view.  In the event that Janssen disagrees with Minerva’s view, such dispute shall be referred to the JSC for resolution.  In the event that the JSC agrees with Minerva’s view, then Janssen shall not proceed with such Development activities.  If the JSC does not agree with Minerva’s view, then Janssen shall be entitled to proceed with Development of such New Indication or New Formulation, as the case may be, and such activities shall be outside of the Development Plan and Janssen shall be responsible for all costs and expenses for the Development of such New Indication or New Formulation, subject to Minerva’s buy-in rights pursuant to Section 3.10(h)(iii).  For the avoidance of doubt, unless Minerva exercises its buy-in rights pursuant to Section 3.10(h)(iii), such New Indication or New Formulation for which Minerva did not share in the Development Costs shall not be included in Janssen’s Net Sales for purposes of calculating the royalties due from Janssen to Minerva pursuant to Section 6.3 and shall not be included within the scope of the licenses granted to Minerva pursuant to Sections 2.1, 2.2, 2.3 and 2.4.

(iii)          If Minerva wishes to Commercialize a New Indication or New Formulation in the Minerva Territory with respect to which Minerva elected to opt out of joint Development pursuant to Section 3.10(h)(ii)(B), then, within thirty (30) days following database lock with respect to the first Phase IIb Trial for such New Indication or New Formulation, as the case may be, Minerva may request an itemized invoice of the Development Costs incurred by or on behalf of Janssen in connection with the Development of such New Indication or New Formulation, as the case may be (which invoice Janssen shall provide within [*] days following such request), and Minerva shall have the right to Commercialize such New Indication or New Formulation, as the case may be, in the Minerva Territory in accordance with the terms and conditions of this Agreement effective upon payment to Janssen of the amount equal to [*] of such Development Costs within ninety (90) days following [*], in which case:  (A) such New Indication or New Formulation, as the case may be, shall be deemed included within the scope of the licenses granted to Minerva pursuant to Sections 2.1, 2.2, 2.3 and 2.4; (B) the Development Costs incurred in connection with the further Development of such New Indication or New Formulation, as the case may be, shall be shared by the Parties pursuant to Section 3.10(f)(i) and shall not be subject to the Initial Stage Cap or the Second Stage Cap; and (C) such New Indication or New Formulation, as the case may be, shall be included in Janssen’s Net Sales for purposes of calculating the royalties due from Janssen to Minerva pursuant to Section 6.3.

(i)         Supply of Clinical Trial Material.  Janssen will be responsible for the Manufacture of all Clinical Trial Material for Development activities under this Agreement, either by Manufacturing such Clinical Trial Material itself or through Affiliates, or through one or more Contract Manufacturers selected by Janssen, subject to Section 4.3.  In the case of Clinical Studies performed by Janssen pursuant to the Development Plan, the costs for such Clinical Trial Material shall be incurred by Janssen as a Development Cost and allocated pursuant to Section 3.10(f). In the case of Clinical Studies performed by Minerva pursuant to the Development Plan, such Clinical Trial Material shall be supplied by Janssen at the cost set forth in Section 4.2, and such cost shall be treated as a Development Cost and allocated pursuant to Section 3.10(f).  Promptly following either Party’s request, the Parties shall negotiate in good faith and enter into an appropriately detailed supply and quality agreement (the “Development Supply Agreement”) governing such supply of Clinical Trial Material by, or on behalf of, Janssen to Minerva with terms and conditions typical for such agreements and consistent with the terms set forth in this Agreement.

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(j)         Reports and Data.  If Janssen makes an election to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii), each Party then engaged in Development activities shall thereafter prepare and provide to the other Party, within [*] days after the end of June and December of each Calendar Year, a written report that summarizes the Development activities performed, and any Program Inventions and Data generated, by such Party hereunder during the preceding two (2) Calendar Quarters and identifies any issues or circumstances of which it is aware that may prevent or adversely affect in a material manner the future performance of activities under the Development Plan. The Parties may agree that minutes or presentations from Committee meetings may be used to satisfy the foregoing reporting requirement.  Each Party shall maintain records in sufficient detail as will properly reflect all work done, and Development Costs expended, in the performance of activities arising out of, in conducting, or otherwise in connection with the Development Plan.  In addition, each Party, at the request of the other Party, or upon instruction by the JSC, shall promptly provide to the other Party in a prompt manner all Data (including all reports related to any Clinical Studies) developed by or on behalf of such Party in connection with the Development of the Licensed Products in the Field under this Agreement.  The format of, and media for exchanging, such Data shall be determined by the JSC.

(k)        Use of Contractors.  Each Party shall have the right to use the services of Third Party contractors, including clinical research organizations and the like, to assist such Party in fulfilling its Development obligations under this Agreement, subject to the following terms and conditions:  (i) none of the rights of the other Party hereunder are diminished or otherwise adversely affected as a result of such subcontract; (ii) such Third Party contractor is bound by a written agreement that is consistent with the terms of this Agreement, including applicable confidentiality and intellectual property ownership provisions; and (iii) such Party shall remain responsible under this Agreement for ensuring, and shall be liable to the other Party for, the compliance of such Third Party contractor with this Agreement.

(l)         Clinical Studies.  Any Clinical Studies under the Development Plan will be conducted in accordance with GCP and involve investigators of recognized competence.  Each Party shall have the right, at its own expense and subject to the terms and conditions of any applicable agreements, to audit all Clinical Study sites used by the other Party to ensure that any necessary compliance standards are upheld.  Any such audit shall be conducted at a reasonable time during regular business hours and upon at least [*] Business Days prior written notice to such other Party and the Clinical Study site.

(m)       Competing Products.  During the Term, Minerva shall not, directly or indirectly, and shall not assist, fund or cause any Third Party to, Develop, Manufacture or Commercialize a Competing Product.

3.11.       Regulatory Activities.

(a)        Regulatory Responsibilities.  Janssen or its Affiliate shall be responsible for seeking and attempting to obtain all Regulatory Approvals for the Licensed Products in the Field in the Territory in accordance with the Development Plan, including managing related relationships and communications with applicable Regulatory Authorities, and the

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Development Costs incurred in connection therewith shall be shared by the Parties pursuant to Section 3.10(f)(i), except that:  (i) Janssen shall bear [*] of the Development Costs incurred in preparing and filing each MAA in the Janssen Territory; (ii) Minerva shall bear [*] of the Development Costs incurred in preparing and filing each MAA in the Minerva Territory; and (iii) the reimbursement calculations set forth in Section 3.10(f)(iii) shall be adjusted accordingly.  Upon request, Minerva shall provide reasonable cooperation and support in regard to the foregoing activities.  Notwithstanding the foregoing, if Janssen has elected to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii), then Janssen shall transfer control and responsibility to Minerva with respect to seeking and attempting to obtain all MAAs for the Licensed Products in the Field in the Minerva Territory, at Minerva’s expense, and, upon request, Janssen shall provide reasonable cooperation and support in regard to the foregoing activities.

(b)        Ownership of Regulatory Approvals.  Except as otherwise provided for in Section 3.11(a), Janssen or its Affiliate shall own all Regulatory Approvals, including related Regulatory Filings and applications, for the Licensed Products in the Field in the Territory, to the extent permitted by Applicable Laws, except that, following approval of any MAA for a Licensed Product in the Field from the applicable Regulatory Authority in a country within the Minerva Territory, Janssen or its Affiliate shall (to the extent Minerva is not already the holder of such MAA pursuant to Section 3.11(a)) promptly, subject to applicable regulatory procedures, assign to Minerva all right, title and interest in and to such MAA, and thereafter Minerva shall be responsible for maintaining such MAA, at Minerva’s expense.  Following any such assignment of an MAA to Minerva, if Janssen controls the Manufacture of such Licensed Product, Janssen shall thereafter provide Minerva with such information and documentation related to such Manufacture as necessary in connection with the maintenance of such MAA by Minerva.

(c)        Regulatory Cooperation.  Subject to Section 3.11(a), Applicable Laws and attendance limitations established by applicable Regulatory Authorities, each Party shall have the right to attend and observe (but not participate in unless specifically agreed to by the other Party in advance) all material meetings, conferences and discussions by the other Party or its Affiliate with Regulatory Authorities pertaining to the Development of the Licensed Products in the Field or Regulatory Approvals.  Each Party shall provide the other Party with reasonable advance notice of all such meetings and other contact and advance copies of material documents and other relevant information relating to such meetings or other contact.  Each Party shall provide the JSC with advance drafts of any material documents or other material correspondence pertaining to Regulatory Approvals, including any proposed labeling, that such Party plans to submit to any Regulatory Authority.  The JSC may provide comments regarding such documents and other correspondence prior to their submission, which comments the submitting Party shall consider in good faith.  Each Party shall provide the other Party with copies of all material submissions it makes to, and all material correspondence it receives from, a Regulatory Authority pertaining to a Regulatory Approval.  Notices, copies of submissions and correspondence, and other materials to be given in advance as provided in this Section 3.11(c) shall be provided at least [*] Business Days in advance unless circumstances necessitate a shorter time period.

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(d)        Rights of Reference and Access to Data.  Each Party shall have the right to cross-reference the other Party’s or its Affiliate’s DMF, if any, and other Regulatory Filings anywhere in the world related to the Licensed Products, and to access such Regulatory Filings and any Data and Know-How therein and use such Data and Know-How, in each case in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data and Know-How in its own Regulatory Filings for the Licensed Products.  Each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other jurisdiction, to any Data, including such Party’s or its Affiliates’ Regulatory Dossiers, Controlled by such Party or such Affiliates that relate to a Licensed Product for use by such other Party to Develop and Commercialize the Licensed Products in the Field pursuant to this Agreement.  Each Party or such Affiliate shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any other jurisdiction or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority.

(e)        Regulatory Inspections.  The Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Clinical Studies or Manufacturing of the Licensed Products in the Field are conducted by or on behalf a Party pursuant to this Agreement (each an “Audited Site”).  Each Party shall be given a reasonable opportunity (taking into account the timing and notice provided by the applicable Regulatory Authority) to attend any inspection by any Regulatory Authority of the other Party’s Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection if such inspection relates to the Manufacture of Licensed Products.  If such attendance would result in the disclosure to the other Party of Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter.  The rights under this Section 3.11(e) shall be subject to any access restrictions imposed by any applicable permitted contractor which owns or operates any Audited Site, provided, however, that each Party shall use Commercially Reasonable Efforts to include in any contract or other written arrangement with its permitted contractors a clause permitting the other Party to exercise its rights under this Section 3.11(e).

(f)         Pricing and Reimbursement Approvals.  Notwithstanding anything to the contrary in this Agreement, (i) Janssen or its Affiliate shall be responsible for and have the exclusive right to seek and attempt to obtain pricing and reimbursement approvals for the Licensed Products in the Field in the Janssen Territory, at Janssen’s expense, and (ii) Minerva shall be responsible for and have the exclusive right to seek and attempt to obtain pricing and reimbursement approvals for the Licensed Products in the Field in the Minerva Territory, at Minerva’s expense.

ARTICLE 4

SUPPLIES OF LICENSED PRODUCTS

4.1.         Janssen Rights.  Subject to Section 4.3, Janssen shall have the right and responsibility to obtain supply of the Licensed Products in the Field, including supplies for Clinical Studies and Commercialization, either by Manufacturing the Licensed Products itself or

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through Affiliates, or through one or more Contract Manufacturers selected by Janssen.  Subject to Section 4.3, Janssen shall (a) supply such quantities of Licensed Products in final packaging, ready for distribution to end-users, as are necessary on a worldwide basis to support the Development activities under the Development Plan, including clinical supply to Minerva in accordance with the Development Supply Agreement as set forth in Section 3.10(i), and (b) supply Licensed Products on a worldwide basis for Commercialization, including commercial supply to Minerva in accordance with the Commercial Supply Agreement.  Prior to filing of the first MAA for a Licensed Product in the Field with a Regulatory Authority in the Minerva Territory, the Parties shall in good faith negotiate and enter into commercial supply and quality agreements for Licensed Products for Commercialization, containing provisions for the price of Licensed Products to be determined as set forth in Section 4.2, and containing other terms and conditions typical in such agreements and consistent with the terms of this Agreement (collectively, the “Commercial Supply Agreement”).  The Parties agree and acknowledge that the Commercial Supply Agreement shall contain a reasonable and customary provision such that, in the event that Janssen or its applicable Affiliate commits an uncured material failure to supply Licensed Product in accordance with such agreement, Janssen or its applicable Affiliate shall, upon Minerva’s request, transfer to Minerva control and responsibility with respect to the Manufacture of Minerva’s requirements for such Licensed Product in the Field, itself or through its designated Affiliate or through one or more Contract Manufacturers selected by Minerva, in accordance with Section 4.3.

4.2.         Supply Price.  If Janssen has not elected to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii), the price of Clinical Trial Material Manufactured by or on behalf of Janssen hereunder shall be [*] of the Manufacturing Cost of Janssen or its Affiliate(s) and included in Development Costs shared by the Parties pursuant to Section 3.10(f)(i).  If Janssen has elected to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii), the price of Clinical Trial Material Manufactured by or on behalf of Janssen and supplied to Minerva shall be [*] of the Manufacturing Cost of Janssen or its Affiliate(s) and paid for by Minerva.  The price of any supplies of Licensed Product for Commercialization Manufactured by or on behalf of Janssen and supplied to Minerva shall be [*] of the Manufacturing Cost of Janssen or its Affiliate(s) on a pro rata basis reflecting the proportion of the total production batch that Minerva receives, except that such transfer price shall be increased to [*] of the Manufacturing Cost of Janssen or its Affiliate(s) in the event that Janssen makes an opt out election pursuant to Section 3.10(g)(iii).  All Finished Product supplied by, or on behalf of, Janssen to Minerva shall be supplied in final packaging, ready for distribution to end-users, except as otherwise agreed by the Parties in writing.

4.3.         Transfer of Manufacturing Rights.  Notwithstanding anything to the contrary in this Agreement, in the event that (a) Minerva receives approval of an MAA for a Licensed Product in the Field from the applicable Regulatory Authority in a country within the Minerva Territory, or (b) Janssen elects to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii) and thereafter fails to supply a Licensed Product to Minerva for Development in accordance with this Agreement and the applicable product specifications for a period of at least [*] months and fails to cure such supply failure within [*] months following the agreed upon delivery schedule or date, then upon each such case, upon written request by Minerva, Janssen shall transfer control and responsibility to Minerva with respect to the Manufacture of Minerva’s requirements of such Licensed Product for Development and

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Commercialization in the Field in accordance with this Section 4.3. In addition, notwithstanding anything to the contrary in this Agreement, in the event that Janssen elects to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii), Janssen shall have the right, but not the obligation, to transfer control and responsibility to Minerva with respect to the Manufacture of Licensed Products for Development and Commercialization in the Field in accordance with this Section 4.3, which right may be exercised by Janssen in whole or in part (e.g., Janssen may retain control and responsibility with respect to the Manufacture of the applicable API, while responsibility with respect to the Manufacture of the corresponding Finished Product is transferred to Minerva).  In the event of a transfer of Manufacturing pursuant to this Section 4.3:

(a)        (i) The Party requesting such transfer of Manufacturing shall give the other Party written notice of such request; (ii) the Parties shall promptly negotiate in good faith a reasonable technology transfer plan with respect to such transfer of Manufacturing; and (iii) Janssen shall thereafter transfer to Minerva or its designated Affiliate or Contract Manufacturer, and reasonably assist Minerva or its designated Affiliate or Contract Manufacturer in implementing, the Janssen Manufacturing IP (including applicable Manufacturing processes) in accordance with such technology transfer plan, at Minerva’s expense, with the understanding that the implementation of such technology transfer plan may take approximately [*] years if the applicable Licensed Product (or the applicable component thereof) was previously Manufactured by Janssen or its Affiliate or approximately [*] months if the applicable Licensed Product (or the applicable component thereof) was previously Manufactured by a Contract Manufacturer.  In addition, to the extent provided in such technology transfer plan, Janssen or its Affiliate shall:  (A) provide to Minerva or its designated Affiliate or Contract Manufacturer copies of the physical embodiment of processes, protocols, procedures, methods, and tests relating to the Manufacturing of Licensed Product (or any component thereof); (B) make available to Minerva or its designated Affiliate or Contract Manufacturer a reasonable number of appropriately trained Janssen personnel to provide, on a mutually convenient timetable, technical assistance with respect to the Manufacture of Licensed Product (or any component thereof); (C) allow a reasonable number of representatives of Minerva or its designated Affiliate or Contract Manufacturer to observe the Manufacturing process at the Manufacturing facilities of Janssen (or its applicable Affiliate or Contract Manufacturer), on a mutually convenient timetable, provided that each such representative enters into a reasonable access and confidentiality agreement acceptable to Janssen; (D) promptly assist Minerva or its designated Affiliate or Contract Manufacturer in obtaining all necessary Regulatory Approvals and/or modifying existing Regulatory Approvals for the Manufacture of such Licensed Product (or any component thereof) by Minerva or its designated Affiliate or Contract Manufacturer; (E) supply analytical test methods and other testing Know-How, including method validation reasonably required to perform release testing or other testing as may be required by the applicable Regulatory Authority; and (F) upon request by Minerva, provide Minerva or its designated Affiliate or Contract Manufacturer with appropriate quantities of reference standards and samples related to Licensed Product (or any component thereof) in order to facilitate its testing.  For the avoidance of doubt, Minerva or its designated Affiliate or Contract Manufacturer shall have the right to reference the DMF and other Regulatory Filings of Janssen or its applicable Affiliates as reasonably necessary or useful for the Manufacture of Licensed Product (or any component thereof), in accordance with Section 3.11(d).

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(b)        Minerva may perform such Manufacturing either by Manufacturing the applicable Licensed Product(s) (or the applicable component thereof) itself or through its designated Affiliate, or through one or more Contract Manufacturers selected by Minerva, and shall supply Janssen with (i) such quantities of the applicable Licensed Product(s) (or the applicable component thereof) in final packaging, ready for distribution to end-users, as are necessary on a worldwide basis to support Janssen’s Development activities and (ii) the applicable Licensed Product(s) (or the applicable component thereof) on a worldwide basis for Commercialization by Janssen and its Affiliates and Sublicensees in the Janssen Territory.  The transfer price of Clinical Trial Material Manufactured by or on behalf of Minerva hereunder shall be [*] of the Manufacturing Cost of Minerva or its Affiliate(s) on a pro-rata basis reflecting the proportion of the total production batch that Janssen receives; and the transfer price of any supplies of Licensed Product for Commercialization Manufactured by or on behalf of Minerva shall be [*] of the Manufacturing Cost of Minerva or its Affiliate(s) on a pro-rata basis reflecting the proportion of the total production batch that Janssen receives.  All Finished Product supplied by, or on behalf of, Minerva to Janssen shall be supplied in final packaging, ready for distribution to end-users, except as otherwise agreed by the Parties in writing.

(c)        Upon either Party’s request, the Parties shall in good faith negotiate and enter into supply and quality agreements for the applicable Licensed Product(s) (or the applicable component(s) thereof) for Development and Commercialization, containing provisions for the price thereof to be determined as set forth in Section 4.3(b), and containing other terms and conditions typical in such agreements and consistent with the terms of this Agreement.  In addition, Minerva shall keep the JMC informed on a periodic basis of its plans and activities relating to Manufacture of the applicable Licensed Product(s) in the Field.

ARTICLE 5

COMMERCIALIZATION

5.1.         General.  Janssen and Minerva shall use Commercially Reasonable Efforts to Commercialize Licensed Products (for which Regulatory Approval has been received) in the Field in the Janssen Territory and Minerva Territory, respectively, on the terms and conditions set forth in this Agreement.

5.2.         Janssen Commercialization Role.  Janssen shall use Commercially Reasonable Efforts to Commercialize the Licensed Products (for which Regulatory Approval has been received) in the Field in the Janssen Territory.  Subject to the terms and conditions of this Agreement, Janssen will have the sole authority and the exclusive right to Commercialize the Licensed Products in the Field in the Janssen Territory and will have sole authority and responsibility in all matters relating to the Commercialization of the Licensed Products in the Field in the Janssen Territory.  In such role, Janssen shall be responsible for marketing, detailing, order processing, establishing all terms of sale, invoicing and collection, inventory, warehousing, distributing, and handling all returns of the Licensed Products in the Field in the Janssen Territory, and performing all related services, including the allocation and coordination of sales representatives.  Janssen shall be solely responsible for all decisions regarding the prices charged for the Licensed Products in the Field, as well as discounts and rebates, in the Janssen Territory.  Sales of the Licensed Products in the Field in the Janssen Territory shall be booked by Janssen

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(or its Affiliates or Sublicensees).  All business decisions, including the sale, price and promotion of the Licensed Products in the Field in the Janssen Territory and the decisions whether to market a Licensed Product in any country in the Janssen Territory shall be within the sole discretion of Janssen, subject to the terms and conditions of this Agreement. Subject to its obligation to use Commercially Reasonable Efforts to Commercialize the Licensed Products (for which Regulatory Approval has been received) in the Field in the Janssen Territory, any marketing of a Licensed Product in the Field in one market or country in the Janssen Territory shall not obligate Janssen to market such Licensed Product in the Field in any other market or country in the Janssen Territory.  The Parties agree and acknowledge that Commercialization of at least one Licensed Product for at least one indication in at least one North American Country will be deemed to satisfy in full Janssen’s obligations under this Agreement to use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in the Janssen Territory.  Janssen retains all Commercialization rights outside the Field both inside and outside the Janssen Territory.

5.3.         Minerva Commercialization Role.  Minerva shall use Commercially Reasonable Efforts to Commercialize the Licensed Products (for which Regulatory Approval has been received) in the Field in the Minerva Territory.  Subject to the terms and conditions of this Agreement, Minerva will have the sole authority and the exclusive right to Commercialize the Licensed Products in the Field in the Minerva Territory and will have sole authority and responsibility in all matters relating to the Commercialization of the Licensed Products in the Field in the Minerva Territory.  In such role, Minerva shall be responsible for marketing, detailing, order processing, establishing all terms of sale, invoicing and collection, inventory, warehousing, distributing, and handling all returns of the Licensed Products in the Field in the Minerva Territory, and performing all related services, including the allocation and coordination of sales representatives.  Minerva shall be solely responsible for all decisions regarding the prices charged for the Licensed Products in the Field, as well as discounts and rebates, in the Minerva Territory.  Sales of the Licensed Products in the Field in the Minerva Territory shall be booked by Minerva (or its Affiliates or Sublicensees).  All business decisions, including the sale, price and promotion of the Licensed Products in the Field in the Minerva Territory and the decisions whether to market the Licensed Products in any country in the Minerva Territory shall be within the sole discretion of Minerva, subject to the terms and conditions of this Agreement. Subject to its obligation to use Commercially Reasonable Efforts to Commercialize the Licensed Products (for which Regulatory Approval has been received) in the Field in the Minerva Territory, any marketing of a Licensed Product in the Field in one market or country in the Minerva Territory shall not obligate Minerva to market such Licensed Product in the Field in any other market or country in the Minerva Territory.  The Parties agree and acknowledge that Commercialization of at least one Licensed Product for at least one indication in at least France, Germany and the United Kingdom will be deemed to satisfy in full Minerva’s obligations under this Agreement to use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in the Minerva Territory.

5.4.         Pharmacovigilance and Global Safety Database.

(a)        Pharmacovigilance Agreement.  Upon Janssen’s request, the Parties shall meet to negotiate in good faith and agree on processes and procedures for sharing Adverse Event information not later than thirty (30) days prior to the commencement of the first Clinical Study

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to be performed by or on behalf of Minerva to the extent set forth in the Development Plan.  The agreed-upon processes and procedures shall be set forth in a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) containing mutually agreed terms and conditions that are customary for agreements of such type.  Each Party shall be responsible for submitting Adverse Event reports to the applicable Regulatory Authority for any Clinical Study sponsored by such Party, including annual safety reports, periodic update safety reports and quarterly line listings.

(b)        Global Safety Database.  Janssen shall, at its sole cost and expense and not as a Development Cost, establish and maintain a global safety database for the Licensed Products, including Adverse Events tracking and pregnancy reports (the “Global Safety Database”) for the Licensed Products.  Minerva shall transfer all Adverse Events information in its possession or control to Janssen for entry and validation into the Global Safety Database in a manner and time so as to enable Janssen to comply with all applicable reporting requirements.   Janssen will provide Minerva with online, read-only access to the Global Safety Database and will train an appropriate number of Minerva employees in the use of such database.

5.5.         Recalls and Market Withdrawals. In the event that either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, or in the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product, the Party that has determined the need for such recall or similar action, or the Party notified of such recall or similar action, shall, within [*], advise the other Party thereof by telephone or facsimile.  Minerva, in consultation with Janssen, shall decide whether to conduct a recall in the Minerva Territory (except in the case of a government mandated recall, in which case Minerva may act without such advance consultation, but shall notify Janssen as soon as possible) and the manner in which any such recall shall be conducted.  Janssen, in its sole discretion, shall decide whether to conduct a recall in the Janssen Territory and the manner in which any such recall shall be conducted.  Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall.  The costs and expenses of any such recall shall be borne by the Party whose actions or omissions caused the recall to be necessary or deemed advisable.

5.6.         Medical Inquiries.  Minerva shall handle all medical questions or inquiries from members of the medical profession in the Minerva Territory regarding the Licensed Products and Janssen shall, and shall cause its sales representatives to, refer to Minerva all such questions and inquiries within [*] of receipt and shall respond to all inquiries from Minerva and follow the directives of Minerva in connection therewith.  Janssen shall handle all medical questions or inquiries from members of the medical profession in the Janssen Territory regarding the Licensed Products and Minerva shall, and shall cause its sales representatives to, refer to Janssen all such questions and inquiries within [*] of receipt and shall respond to all inquiries from Janssen and follow the directives of Janssen in connection therewith.  Janssen and its sales representatives shall not respond to any such medical question or inquiry in the Minerva Territory, and Minerva and its sales representatives shall not respond to any such medical question or inquiry in the Janssen Territory, except those received by either Party from a Regulatory Authority.

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5.7.         Branding of the Licensed Products.

(a)        Product Trademarks.  The JSC shall be responsible for establishing a global branding strategy for the Licensed Products and identifying and selecting Product Trademarks consistent with such global branding strategy; provided that Janssen shall have the right to select alternative trademarks on a country-by-country basis in the Janssen Territory and Minerva shall have the right to select alternative trademarks on a country-by-country basis in the Minerva Territory in the event that the Product Trademarks selected by the JSC present any linguistic, cultural or legal issues in such country; provided, further, that any such alternative trademarks shall be consistent with such global branding strategy to the extent practicable.  For the avoidance of doubt, Product Trademarks shall not include the corporate names and logos of Janssen or Minerva (“Party Name Marks”).  The Product Trademarks shall be owned, on a country-by-country basis, by the Party responsible for Commercializing the Licensed Products in such country and such Party shall control the filing, prosecution and maintenance of the Product Trademarks in such country, and shall be responsible for all costs related thereto, including the search and clearance of the Product Trademarks.

(b)        Enforcement of Product Trademarks.  If a Party has a reasonable basis to believe that a Third Party is engaging in infringement of a Product Trademark, such Party shall promptly notify the other Party in writing and provide it with any evidence of such infringement that is reasonably available. As between the Parties, the Party owning the infringed Product Trademark, or its designee, shall have the sole right and option, at its sole expense, to respond to any infringement or potential infringement with respect to such Product Trademark by appropriate steps, including filing an infringement suit or taking other similar action.  The non-owning Party shall provide reasonable assistance to the other Party, or the other Party’s designee, at such other Party’s expense, with respect to any enforcement activities with respect to such Product Trademark, including providing access to relevant documents and other evidence, making its employees reasonably available during business hours, and joining the action to the extent necessary to maintain the action.  Any amounts recovered pursuant to this Section 5.7(b), whether by settlement or judgment, shall first be used to reimburse the applicable Party(ies) for their costs and expenses in making such recovery, and any remaining recovery shall be the property of the Party owning the infringed Product Trademark.  Trademark or trade-dress infringement claims by Third Parties shall be governed by Section 8.3(e).

(c)        Party Name Marks.  The Party Name Marks shall be displayed on the packaging, labeling and promotional materials for the Licensed Products in the Field in the Territory as required by Applicable Laws on a country-by-country basis, and may include appropriate trademark notices (e.g., ™ or ®, as the case may be), as directed by each Party with respect to its own Party Name Marks.  Each Party shall retain all right, title and interest in and to its respective Party Name Marks, except to the extent expressly licensed to the other Party in this Section 5.7(c), and each Party hereby grants to the other a royalty-free, revocable license to use and exploit its Party Name Marks solely as set forth in the preceding sentence in connection with the Commercialization of the Licensed Products in the Field under this Agreement.

(d)        Usage and Display.  All use (including placement, size, representation and the like) of the Product Trademarks and the Party Name Marks with respect to the Licensed

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Products in the Field shall be subject to guidelines established by the JSC and consistent with the Parties’ usage guidelines with respect to such marks.

5.8.         Ex-Territory Sales; Export Monitoring.

(a)        Ex-Territory Sales.  Subject to Applicable Laws, neither Party shall engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of such Licensed Product located outside its Commercial Territory or accept orders for Licensed Products from or sell Licensed Products into the other Party’s Commercial Territory for its own account, and if a Party receives any order for any Licensed Product in the other Party’s Commercial Territory, it shall refer such orders to the other Party.  The Parties agree and acknowledge that Applicable Laws may prevent or limit a Party from taking action to prevent exports from one European Union country to another.

(b)        Export Monitoring.  Each Party shall use Commercially Reasonable Efforts to monitor and prevent exports of Licensed Products from its own Commercial Territory for Commercialization in the other Party’s Commercial Territory using methods permitted under Applicable Laws that are commonly used in the industry for such purpose (if any), and shall promptly notify the other Party of any such exports of Licensed Products from its Commercial Territory, and any actions taken to prevent such exports.  Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Applicable Laws to prevent exports of Licensed Products from its Commercial Territory for Commercialization in the other Party’s Commercial Territory.  The Parties agree and acknowledge that Applicable Laws may prevent or limit a Party from taking action to prevent exports from one European Union country to another.

ARTICLE 6

FINANCIAL TERMS

6.1.         Upfront Payment.  As partial consideration for the rights granted to Minerva under this Agreement, Minerva shall pay a one-time, non-refundable, non-creditable, upfront payment of twenty-two million dollars ($22,000,000) to Janssen (the “Upfront Payment”), within two Business Days of the date of the IPO Closing.

6.2.         Minerva Royalties.

(a)        Royalty Rate and Royalty Term.  In accordance with the terms of this Section 6.2, Minerva shall pay to Janssen royalties in the amount of [*] of Net Sales of all Licensed Products sold by Minerva and its Affiliates and Sublicensees in the Minerva Territory, subject to any royalty rate reduction made pursuant to Section 3.10(c)(ii), Section 3.10(g)(iii), Section 6.2(b) or Section 6.2(c).  Such royalties shall be payable, on a country-by-country and Licensed Product-by-Licensed Product basis, beginning upon First Commercial Sale of a Licensed Product in a particular country in the Minerva Territory until the latest of (i) the ten (10) year anniversary of the First Commercial Sale of such Licensed Product in such country, (ii) the expiration of the last to expire Janssen Patent or Program Patent Covering the Compound of the Licensed Product as a composition of matter or labeled use of such Licensed Product in such

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country in the Minerva Territory, or (iii) the end of the period during which such Licensed Product is subject to Regulatory Exclusivity in such country (such period for a particular Licensed Product in a particular country, the “Minerva Royalty Term”).

(b)        Loss of Patent Coverage and Regulatory Exclusivity.  In any country in the Minerva Territory where no Janssen Patents or Program Patents Cover the composition or use of a Licensed Product and where such Licensed Product is not subject to Regulatory Exclusivity, the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [*], effective with respect to sales of such Licensed Product in such country occurring on or after the date upon which there are no such Patents or no such Regulatory Exclusivity.

(c)        Generic Competition.  If a Licensed Product is sold in a country in the Minerva Territory where a product that is an AB Rated Product with respect to such Licensed Product is sold or marketed by a Third Party, then the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [*], effective with respect to sales of such Licensed Product in such country occurring on or after the first day of the first calendar month following the month during which such AB Rated Product is first sold in such country.  In the event that such AB Rated Product subsequently ceases to be sold or marketed in such country, the reduction of the royalty rate with respect to such Licensed Product in such country under this Section 6.2(c) shall no longer apply, effective with respect to sales of such Licensed Product in such country occurring after the last day on which such AB Rated Product is sold or marketed in such country.

(d)        Maximum Royalty Adjustment.  Notwithstanding anything to the contrary in this Agreement, unless subject to further reduction pursuant to Section 3.10(c)(ii), the royalty rate applicable to Net Sales of a Licensed Product sold by Minerva or its Affiliates or Sublicensees in any country of the Minerva Territory during the applicable Minerva Royalty Term shall not, in any event, be less than [*] of the maximum royalty rate applicable pursuant to Section 3.10(g)(iii) or Section 6.2(a), regardless of any subsequent adjustments thereof.

6.3.         Janssen Royalties.

(a)        Royalty Rate and Royalty Term.  In accordance with the terms of this Section 6.3, Janssen shall pay to Minerva royalties in the amount of [*] of Net Sales of all Licensed Products sold by Janssen and its Affiliates and Sublicensees in the Janssen Territory, subject to any royalty rate reduction made pursuant to Section 3.10(c)(ii), Section 3.10(g)(iii), Section 6.3(b), Section 6.3(c) or Section 11.6(b).  Such royalties shall be payable, on a country-by-country and Licensed Product-by-Licensed Product basis, beginning upon First Commercial Sale of a Licensed Product in a particular country in the Janssen Territory until the latest of (i) the ten (10) year anniversary of the First Commercial Sale of such Licensed Product in such country, (ii) the expiration of the last to expire Program Patent or Minerva Patent Covering the Compound of the Licensed Product as a composition of matter or labeled use of such Licensed Product in such country in the Janssen Territory, or (iii) the end of the period during which such Licensed Product is subject to Regulatory Exclusivity in such country (such period for a particular Licensed Product in a particular country, the “Janssen Royalty Term”).

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(b)        Loss of Patent Coverage and Regulatory Exclusivity.  In any country in the Janssen Territory where no Program Patents or Minerva Patents Cover the composition, manufacture or use of a Licensed Product and where such Licensed Product is not subject to Regulatory Exclusivity, the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [*], effective with respect to sales of such Licensed Product in such country occurring on or after the date upon which there are no such Patents or no such Regulatory Exclusivity.

(c)        Generic Competition.  If a Licensed Product is sold in a country in the Janssen Territory where a product that is an AB Rated Product with respect to such Licensed Product is sold or marketed by a Third Party, then the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [*], effective with respect to sales of such Licensed Product in such country occurring on or after the first day of the first calendar month following the month during which such AB Rated Product is first sold in such country.  In the event that such AB Rated Product subsequently ceases to be sold or marketed in such country, the reduction of the royalty rate with respect to such Licensed Product in such country under this Section 6.3(c) shall no longer apply, effective with respect to sales of such Licensed Product in such country occurring after the last day on which such AB Rated Product is sold or marketed in such country.

(d)        Maximum Royalty Adjustment.  Notwithstanding anything to the contrary in this Agreement, unless subject to further reduction pursuant to Section 3.10(c)(ii), the royalty rate applicable to Net Sales of a Licensed Product sold by Janssen or its Affiliates or Sublicensees in any country of the Janssen Territory during the applicable Janssen Royalty Term shall not, in any event, be less than [*] of the maximum royalty rate applicable pursuant to Section 3.10(g)(ii) or Section 6.3(a), regardless of any subsequent adjustments thereof.

ARTICLE 7

RECORDS, REPORTS AND PAYMENTS

7.1.         Payment Method; Reports.

(a)        Wire and Currency.  All payments to a Payee pursuant to Article 6 shall be made by Federal Reserve electronic wire transfer in immediately available funds to an account designated by such Payee.

(b)        Royalty Payments.  All royalty payments by Minerva or Janssen, as the case may be, will be made in United States dollars.  If sales were made in a currency other than United States dollars, then such amounts shall be converted into United States dollars in accordance with Section 7.4.

(c)        Financial Reports and Records.  Within sixty (60) days after the close of each Calendar Quarter in which there are any Net Sales subject to the payment of royalties or other amounts under this Agreement, Payor shall furnish to Payee a statement of Net Sales of each Licensed Product for such Calendar Quarter setting forth the Net Sales for each country in which Licensed Products were sold during such Calendar Quarter, and a calculation of royalties

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due pursuant to Article 6 (including any currency conversions).  Payor will mail such report to Payee pursuant to Section 14.4.  The amount of the royalty payment due to Payee with respect to such Calendar Quarter shall be paid by Payor concurrently with the remittance of each royalty report.  Interest shall accrue on any payments due under this Agreement (including royalties) not paid when due through and including the date upon which Payee is paid the funds in accordance herewith at a rate equal to the lesser of (i) [*], or (ii) the maximum interest rate allowed by Applicable Laws.

7.2.         Taxes.

(a)        Payor will make all payments to Payee under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Laws in effect at the time of payment.

(b)        Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Payor on behalf of Payee to the appropriate governmental authority, and Payor will furnish Payee with proof of payment of such tax.  Any such tax required to be withheld will be an expense of and borne by Payee.

(c)        Payor and Payee will cooperate with respect to all documentation required by any governmental authority or reasonably requested by Payor to secure a reduction in the rate of applicable withholding taxes.

(d)        If Payor had a duty to withhold taxes in connection with any payment it made to Payee under this Agreement but Payor failed to withhold, and such taxes were assessed against and paid by Payor, then Payee will indemnify and hold harmless Payor from and against such taxes (including interest).  If Payor makes a claim under this Section 7.2(d), it will comply with the obligations imposed by Section 7.2(b) as if Payor had withheld taxes from a payment to Payee.

7.3.         Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, royalty payments pursuant to Article 6 arising from Net Sales made in that country shall be paid to Payee in the country in local currency by deposit in a local bank designated by Payee, unless the Parties otherwise agree in writing.

7.4.         Foreign Exchange.  With respect to Net Sales invoiced or expenses incurred in a currency other than United States dollars, such Net Sales invoiced or expenses incurred will be converted into the United States dollars equivalent using (a) in the case of Minerva, a rate of exchange that corresponds to the rate used to record such receipt or expenditure for GAAP reporting purposes for the respective reporting period and (b) in the case of Janssen, the following method:  For the upcoming Calendar Year, Janssen shall provide (i) a Currency Hedge Rate to be used for the local currency of each applicable country of the Territory and (ii) the details of such Currency Hedge Rates in writing to Minerva not later than ten (10) Business Days after such Currency Hedge Rates are available from the GTSC or an Affiliate of Janssen, which is customarily at the end of October.  Such Currency Hedge Rates shall remain constant throughout the upcoming Calendar Year.  Janssen shall use such Currency Hedge Rates to

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convert the applicable Net Sales or expenses to United States dollars for the purpose of calculating royalties and other payments under this Agreement.

7.5.         Records; Inspection.  Payor shall keep, and shall require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the basis and accuracy of payments to be made under this Agreement, including royalties and reimbursement of Development Costs.  Such records shall be kept in accordance with GAAP and such entity’s usual internal practices and procedures (which shall be commercially reasonable) consistently applied, showing Net Sales on a country-by-country and Licensed Product-by-Licensed Product basis and Development Costs on an itemized basis, as applicable.  Such books and records shall be kept for at least [*] years following the end of the Calendar Quarter to which they pertain.  Such records will be open for inspection by Payee during such [*] year period by independent accountants reasonably acceptable to Payor, solely for the purpose of verifying the basis and accuracy of amounts in the payment statements hereunder.  Such inspections shall be made no more than once each Calendar Year, at a reasonable time and on reasonable notice, and shall be limited to information related to Licensed Products.  Results of any such inspection shall be deemed to be Confidential Information of Payor, and any such independent accountant shall be required to enter into a customary confidentiality agreement with Payor.  If any errors in favor of Payor are discovered in the course of such inspection, then within thirty (30) days of written request by Payee, Payor shall pay Payee those amounts that Payee would have received in the absence of such errors, plus interest pursuant to and in accordance with Section 7.1(c).  Inspections conducted under this Section 7.5 shall be at the expense of Payee, unless a variation or error in favor of Payor exceeding [*] of the amount due for the period covered by the inspection is established in the course of such inspection, whereupon all reasonable, documented out-of-pocket costs relating to the inspection for such period will be paid promptly by Payor.  In the event of overpayment to Payee, any amount of such overpayment shall be fully creditable against amounts payable in any succeeding Calendar Quarter.

ARTICLE 8

INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY

8.1.         Ownership.

(a)        Inventorship.  Inventorship for all inventions arising under the Agreement, including Program Inventions, will be determined under the patent laws of the United States.

(b)        Ownership of Program Inventions.  Each Party shall own an undivided one-half interest in and to any and all Program Inventions and Program Patents, and each Party hereby assigns, and agrees to assign, to the other Party an undivided one-half interest in and to any and all Program Inventions and Program Patents of which such Party would otherwise be the sole owner.  Subject to the terms of, and the rights granted under, this Agreement, each of Janssen and Minerva as joint owners shall each have the right to exploit and to grant licenses under such Program Inventions and Program Patents (without an accounting or obligation to, or consent required from, the other Party).

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8.2.         Patent Prosecution and Maintenance.

(a)        Inventions.  Each Party shall notify the other Party promptly in writing of each Program Invention made by such Party.

(b)        Janssen Patents.  Janssen shall have the primary responsibility for Prosecuting Janssen Patents.  The costs and expenses incurred as a result of such Prosecution shall be borne by Minerva to the extent such Prosecution is related to the Minerva Territory and by Janssen to the extent such Prosecution is related to the Janssen Territory; provided, however, that the cost and expense of Prosecuting any PCT application shall be borne by Janssen.  Janssen shall provide to Minerva, at least on an annual basis, a detailed list accurately identifying the status of all Janssen Patents. Janssen shall provide Minerva with a reasonable opportunity to review and comment upon draft patent applications and office action responses in the Minerva Territory for such Janssen Patents.  If Janssen decides not to file, prosecute, or maintain any Janssen Patents in the Minerva Territory, Janssen shall give Minerva reasonable notice of same (such notice to be provided reasonably in advance of any statutory, response, maintenance fee, or similar deadlines); and after receipt of such notice, Minerva may, upon written election to Janssen, file, prosecute, or maintain such Janssen Patents in its sole discretion at its own expense and shall be made the exclusive attorney of record for such Janssen Patents and Janssen shall promptly assign to Minerva any such Janssen Patents as a result of Minerva’s assumption of any such responsibility.  Minerva shall continue to keep Janssen reasonably informed with respect to the status of such Janssen Patents and their Prosecution in the Minerva Territory.

(c)        Minerva Patents.  Minerva shall have the primary responsibility for, using outside counsel mutually agreeable to the Parties, Prosecuting Minerva Patents.  The costs and expenses incurred as a result of such Prosecution shall be borne by Minerva to the extent such Prosecution is related to the Minerva Territory and by Janssen to the extent such Prosecution is related to the Janssen Territory; provided, however, that the cost and expense of Prosecuting any PCT application shall be borne by Minerva.   Minerva shall provide to Janssen, at least on an annual basis, a detailed list accurately identifying the status of all Minerva Patents. Minerva shall provide Janssen with a reasonable opportunity to review and comment upon draft patent applications and office action responses in the Janssen Territory for such Minerva Patents.  If Minerva decides not to file, prosecute, or maintain any Minerva Patents in the Janssen Territory, Minerva shall give Janssen reasonable notice of same (such notice to be provided reasonably in advance of any statutory, response, maintenance fee, or similar deadlines); and after receipt of such notice, Janssen may, upon written election to Minerva, file, prosecute, or maintain such Minerva Patents in its sole discretion at its own expense and shall be made the exclusive attorney of record for such Minerva Patents and Minerva shall promptly assign to Janssen any such Minerva Patents as a result of Janssen’s assumption of any such responsibility.  Janssen shall continue to keep Minerva reasonably informed with respect to the status of such Minerva Patents and their Prosecution in the Janssen Territory.

(d)        Program Patents.  The Parties shall work in good faith to establish the strategy for Prosecuting Program Patents, and shall use outside counsel mutually agreeable to the Parties in connection with such Prosecution.  The costs and expenses incurred as a result of Prosecuting any such Program Patents shall be borne equally by the Parties.  The Parties shall

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(i) exchange (A) drafts of any new application with respect to any Program Patent prior to filing that application, allowing adequate time for review and comment by the other Party if possible, and each Party shall take into account any reasonable comments or consideration of the other Party and (B) copies of all correspondence from any and all patent offices concerning applications with respect any Program Patents and have an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices; and (ii) with respect to any Program Patents, use Commercially Reasonable Efforts to cooperate and work together in good faith to Prosecute such Program Patents in a manner reasonably consistent with the Development and Commercialization of Licensed Products under this Agreement.  If at any time either Party decides not to file, prosecute, or maintain any Program Patent in the other Party’s Commercial Territory, such Party (the “Abandoning Party”) shall give the other Party reasonable notice of same (such notice to be provided reasonably in advance of any statutory, response, maintenance fee, or similar deadlines); and after receipt of such notice, the other Party may, upon written election to the Abandoning Party, file, prosecute, or maintain such Program Patents in its sole discretion at its own expense and shall be made the exclusive attorney of record for such Program Patents and the Abandoning Party shall promptly assign to the other Party any such Program Patents as a result of the other Party’s assumption of any such responsibility.  A Party assuming control of Program Patents shall continue to keep the Abandoning Party reasonably informed with respect to the status of such Program Patents and their prosecution in the Abandoning Party’s Commercial Territory.

(e)        General.  Each Party acknowledges that the Party responsible for Prosecution of Patents licensed or jointly owned under this Agreement does not guarantee the issuance, validity, or enforceability of any such Patent or any claim resulting from its efforts hereunder.  Neither Party shall have any liability to the other Party for any negligent acts or misconduct of internal or outside legal counsel utilized in connection with such Prosecution, provided that, in the case of outside counsel, the other Party was notified of the selection of such outside counsel and gave consent thereto, not unreasonably withheld.

(f)         Assignment Documents.  Each Party will take all reasonable actions requested by the other Party to perfect or separately document each or both of the Parties’ (as the case may be) ownership rights in any invention as provided for in this Agreement, including causing its, and its Affiliates’ and Third Party contractors’, representatives, employees, and agents to execute appropriate assignment documents and technology transfer and technology export documents, and the requesting Party shall not be required to pay any remuneration to the other Party or its Affiliates or Third Party contractors, or any of their representatives, employees, or agents, for the execution of any assignments or other papers in connection with this Section 8.2(f).  Each Party shall be solely responsible for all compensation due to it and its Affiliates’ and Third Party contractors’ representatives, employees, and agents in connection with the assignment of rights to inventions pursuant to this Agreement or in connection with such Party’s exercise of rights in relation to any such inventions hereunder.

8.3.         Enforcement of Patent Rights.

(a)        Infringement of Patent Rights.  Each Party shall notify the other Party in writing promptly of any actual, potential or suspected infringement of Janssen Patents, Program

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Patents, or Minerva Patents by a Third Party commercially manufacturing, using, offering for sale, selling, or importing a product competitive with any Licensed Product (collectively “Alleged Infringement”) of which such Party becomes aware and shall promptly provide the other Party with available evidence of such Alleged Infringement.  In such event, the Parties shall discuss the most appropriate action to take.

(b)        Right to Pursue Infringers.  With respect to any Alleged Infringement of Janssen Patents, Minerva Patents or Program Patents in any country in the Territory as they relate to Licensed Products, the Party having the right to Commercialize Licensed Products in such country hereunder (the “Marketing Party”) shall have the first and primary right, but not the obligation, in its sole discretion, to initiate, prosecute, and control any action or legal proceedings by counsel of its choice and at its own expense, such as by Janssen in connection with the submission by any Third Party of an abbreviated new drug application or a 505(b)(2) application under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984.  If, within six (6) months of the notice above, the Marketing Party (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) is not engaged in settlement discussions with respect to such infringement, or if such Marketing Party notifies the other Party that it has decided not to undertake any of the foregoing against any such alleged infringer, then, unless the Marketing Party provides the other Party with a commercially reasonable justification for not doing so, the Party having any ownership rights in such Patents shall have the right to bring suit to enforce such  Patents upon notice to the Marketing Party.  If either Party brings any infringement action or proceeding hereunder (such Party, the “Enforcing Party”), the other Party agrees to be joined as a plaintiff if necessary for standing and, at the expense of the Enforcing Party, to give the Enforcing Party reasonable cooperation, assistance and authority to control, file and prosecute the suit as necessary.

(c)        Litigation Control.  The Enforcing Party shall bear all of its costs and expenses of the suit and shall keep the other Party reasonably informed, and reasonably consult with the other Party, as to the strategy and progress of the suit and all settlement discussions.  The Enforcing Party shall not approve a settlement or consent judgment or other final voluntary disposition of a suit brought by such Enforcing Party under Section 8.3(b) (i) in a manner that would admit the unenforceability or invalidity of Patents Controlled by the other Party, or of Program Patents, or (ii) to the extent pertaining specifically to Patents in the other Party’s Commercial Territory, in each case without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(d)        Allocation of Recoveries.  Any settlements, damages or monetary awards (“Recovery”) recovered by the Enforcing Party pursuant to a suit brought by such Enforcing Party under Section 8.3(b) will be allocated first to reimburse the Enforcing Party for the costs and expenses incurred by it in connection with such suit (including any expenses or costs incurred by such Party to reimburse the other Party pursuant to Section 8.3(b)), and then to reimburse the other Party for the costs and expenses incurred by it in connection with such suit to the extent not previously reimbursed.  If [*] is the Enforcing Party in the [*], any remaining Recovery [*] any remaining Recovery shall be retained by [*].  If [*] is the Enforcing Party in the [*], any remaining Recovery shall be retained by [*].  If [*] is the Enforcing Party in the [*],

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any remaining Recovery [*] and any other remaining Recovery shall be retained by [*].  If [*] is the Enforcing Party in the [*], any remaining Recovery shall be retained by [*].

(e)        Infringement of Third Party Patent Rights.  If a Party’s conduct or exercise of its rights under this Agreement becomes the basis of a claim of infringement of any Patent or other proprietary right of any Third Party, such Party shall promptly give notice to the other Party and the Parties shall confer to consider the claim and an appropriate course of action.  Unless the Parties agree otherwise, each Party shall have the right to control the defense of any such Third Party claim brought against it, by counsel of its own choice, except such Party shall not approve a settlement or consent judgment or other final voluntary disposition of such claim in a manner that would admit the unenforceability or invalidity of Patents Controlled by the other Party, or of Program Patents, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  The Party defending any such Third Party claim shall bear all of its costs and expenses and shall retain any damages or other monetary awards recovered in connection therewith.  The other Party shall cooperate with the defending Party, as reasonably requested by it, in connection with the defense against such claim or action, at the defending Party’s expense.

8.4.         Patent Term Extensions.  Janssen shall have sole discretion, after consultation with Minerva, to determine which Janssen Patents, Program Patents and Minerva Patents, as the case may be, shall be extended pursuant to patent term extensions, patent term restorations, pediatric data package exclusivity extensions, supplementary protection certificates, any functional equivalents of any of the foregoing, or similar means of extending market exclusivity or patent protection for any Licensed Product in the Territory.  Upon Janssen’s written request specifying the extension(s) to be applied for and the time period(s) in which to apply, Minerva shall apply for any such extension(s) and shall provide Janssen with all information and data in Minerva’s possession reasonably needed to enable Janssen to request, prepare or apply for any such extension(s) with respect to the applicable Patents or Licensed Product.  Janssen shall have the right to (a) identify in any list of Patents in an MAA the applicable Janssen Patents, Program Patents and Minerva Patents, as Janssen reasonably believes are appropriate, and (b) exercise any rights that may be exercisable by a patent owner in order to apply for a patent term extension in accordance with this Section 8.4.

8.5.         Patent Marking.  To the extent permitted by Applicable Laws, the Party Commercializing any Licensed Product agrees to mark, and to cause any Affiliates and Sublicensees Commercializing such Licensed Product to mark, such Licensed Product (through a marking on containers, packaging or labels, or an Orange Book or like listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where such Licensed Product is sold, to (a) enable Patents (to the extent, in each case, relating to such Licensed Product) to be enforced to their full extent or (b) ensure the availability of all potential legal or equitable remedies with respect to any infringement of any Patents (to the extent, in each case, relating to such Licensed Product) by any Third Party.

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ARTICLE 9

CONFIDENTIAL INFORMATION

9.1.         Nondisclosure of Confidential Information.  All Information disclosed by one Party to the other Party pursuant to this Agreement shall be the “Confidential Information” of the disclosing Party.  The Parties agree that, during the Term and for a period of [*] years thereafter, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but at a minimum each Party shall use Commercially Reasonable Efforts to do so), (b) not publish or otherwise disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

9.2.         Exceptions.  The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a)        Was generally available to the public or otherwise part of the public domain at the time it was disclosed to the receiving Party hereunder;

(b)        Was known to the receiving Party or its Affiliate, without obligation to keep it confidential, prior to disclosure by the disclosing Party;

(c)        Is subsequently disclosed to the receiving Party or its Affiliate without obligation to keep it confidential by a Third Party lawfully in possession thereof and having the right to so disclose such Confidential Information without breach of any obligation of confidentiality to the disclosing Party;

(d)        Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party; or

(e)        Has been or was independently developed or discovered by employees of the receiving Party or its Affiliates without the aid or use of all or any part of such Confidential Information.

9.3.         Authorized Disclosure.  A Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(a)        Prosecuting Patents pursuant to the rights granted in Section 8.2;

(b)        Making Regulatory Filings and applying for Regulatory Approvals;

(c)        Prosecuting or defending litigation;

(d)        To the extent such disclosure is required by Applicable Laws, valid court order or legal process, provided, however, that such Party gives the other Party advance notice of such

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required disclosure, limits the disclosure to that actually required, and cooperates, at the other Party’s expense, in the other Party’s attempts to obtain a protective order or confidential treatment of the Confidential Information required to be disclosed; or

(e)        Disclosure, in connection with the performance of, or exercise of rights under, this Agreement, to Sublicensees, manufacturers, collaborators, contractors, employees, consultants, or other agents or representatives of a Party or its Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 9.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.  Such terms may be disclosed by a Party to investment bankers, counsel, accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential Sublicensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 9.  In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any Regulatory Authority, including the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any similar foreign agency), if such filing is required by Applicable Laws.  In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use Commercially Reasonable Efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by Applicable Laws and the applicable governmental agency(ies).  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

9.4.         Publicity.  No written publication, news release or other written public announcement relating to this Agreement, or to the execution or effectiveness hereof or performance hereunder, shall be made without the other Party’s written consent.  Notwithstanding the foregoing, any disclosure which is required by stock exchange regulation or by Applicable Laws (including Regulation FD and any duties to disclose material information or known trends and uncertainties, and duties to update financial guidance or other disclosure) as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, provided that the other Party shall be given prompt notice of any such legally required written disclosure and the disclosing Party, to the extent reasonably practicable, shall provide the other Party an opportunity to comment on the proposed written disclosure prior to its disclosure or release.

9.5.         Publications.

(a)        Publication Strategy.  The JSC shall develop and approve a global publication strategy for the Development activities related to the Licensed Products in the Field (the “Publication Strategy”) that is consistent with the Development Plan and the Parties’ applicable internal policies.  The JSC may also from time to time develop and approve substantive amendments to such Publication Strategy and, upon approval by the JSC of any such amendment, the Publication Strategy shall be amended accordingly.

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(b)        Review of Publications.  Except as required by Applicable Laws, and subject to Section 9.6, any proposed scientific or medical publications or public scientific or medical presentations related to the Licensed Products, other than publications or presentations of Janssen related to the use of Licensed Products outside the Field, shall be subject to the provisions of this Section 9.5(b).  In the event a Party desires to publish such a scientific or medical publication or to make such a public scientific or medical presentation related to any Licensed Product, such Party shall provide the other Party a reasonable advance opportunity, but no less than [*] days prior to its intended submission for publication presentation, to review and comment on such proposed publication or presentation prior to its submission.  Further, the reviewing Party shall have the right to require a delay of up to [*] days in publication or presentation in order to enable patent applications protecting each Party’s rights in such information to be filed, and the reviewing Party shall have the right to prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation.  In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined, in accordance with customary standards.

9.6.         Publication of Clinical Studies.  Minerva has read and understands the Johnson & Johnson Clinical Trial Data Transparency Statement as in effect from time to time (the “Policy”), a copy of which in its then current form has been provided to Minerva prior to the Execution Date, and agrees that the Development and Commercialization of Licensed Products contemplated herein is subject to the Policy.  In connection with the Development and Commercialization of Licensed Products contemplated hereunder, Minerva agrees that it will, and it will cause any of its Affiliates to agree to, permit Janssen to register and publish the resulting Data in accordance with the Policy, and otherwise comply with all terms therein.  Minerva further agrees to provide, or to cause any of its Affiliates to provide, to Minerva such reasonable assistance as Janssen may require in connection with fulfilling the requirements set forth in the Policy.  Notwithstanding anything to the contrary in this Agreement, Janssen’s compliance with the terms of the Policy will not result in a breach of any provision of this Agreement, including Section 9.1.

9.7.         Prior Agreements.  This Agreement supersedes the Confidentiality Agreements between Janssen and Minerva dated April 24, 2013 (F/K/A Cyrenaic Pharmaceuticals, Inc), May 14, 2013 (Mind-NRG SA) and May 14, 2013 (Sonkei Pharmaceuticals, Inc., predecessor of Minerva) (collectively, the “Prior Agreements”), provided, however, that the foregoing shall not limit any remedies available to either Party with respect to any breach of the Prior Agreements which occurred prior to the Effective Date.  All information disclosed under the Prior Agreements shall be deemed to have been disclosed under this Agreement and shall be subject to the terms of this Article 9.

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1.       Mutual Representations and Warranties.  Janssen and Minerva each represents and warrants to the other, as of the Effective Date, that:  (a) it is duly incorporated and validly existing under the laws of the state or jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it has

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taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy or other debtor’s rights laws and regulations; (d) it has the authority and right to enter into and perform this Agreement; (e) its execution, delivery and performance of this Agreement will not conflict in any material respect with the terms of any other agreement to which it is a Party or by which it is bound; and (f) it has not been debarred and is not the subject of debarment proceedings by any Regulatory Authority.

10.2.       Representations and Warranties of Janssen.

(a)        Janssen represents and warrants to Minerva that Janssen has disclosed in writing to Minerva any Adverse Events that have arisen, as of the Execution Date, after administration of the study drug in the Phase I Trial of the Licensed Product identified as [*].

(b)        Janssen represents and warrants to Minerva that, as of the Execution Date, Janssen, to the best of its knowledge, does not Control Patents Covering [*]as a composition of matter, other than those set forth on EXHIBIT C.

10.3.       Representation and Warranty of Minerva.  Minerva represents and warrants to Janssen that, as of the Execution Date, Minerva, to the best of its knowledge, does not Control Patents Covering [*] as a composition of matter, other than those set forth on EXHIBIT E.  If there are no Patents set forth on EXHIBIT E, then Minerva represents and warrants to Janssen that, as of the Execution Date, Minerva, to the best of its knowledge, does not Control any Patents Covering any Compound as a composition of matter, such as [*] or any isomer, tautomer, enantiomer, diastereomer, prodrug, ester, salt, hydrate, solvate, racemate, metabolite, polymorph, or isotopic substitution thereof.

10.4.       Performance by Affiliates.  Each Party may perform some or all of its obligations under this Agreement through such Party’s Affiliates, provided, however, that each Party shall remain responsible for the payment and performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

10.5.       Mutual Covenants.  Janssen and Minerva each covenants to the other that:

(a)        No Conflicting Agreements.  It shall not enter into any agreement, or grant any rights to any Third Party, which would conflict with the rights granted to the other Party hereunder.

(b)        Invention Assignment Agreements.  It shall maintain valid and enforceable agreements with all persons and entities acting by or on behalf of such Party or its Affiliates under this Agreement which require such persons and entities to assign to such Party their entire right, title and interest in and to all Know-How made by such persons and entities in connection with their activities under this Agreement and any and all Patents Covering any such Know-How.

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(c)        Compliance.  It shall comply with all Applicable Laws in performing its obligations and exercising its rights under this Agreement, and shall ensure that all of its Affiliates and Sublicensees and all Third Parties conducting activities on its behalf, comply with all Applicable Laws in their Development, Manufacture and Commercialization of Licensed Products.

(d)        Debarment.  It shall not knowingly use in connection with the Development, Manufacture or Commercialization of the Licensed Products in the Field any employee, consultant, agent, contractor or investigator that has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(e)        FCPA.  Neither it, nor any of its Affiliates or Sublicensees, in performing any of its obligations or activities under this Agreement, shall engage in any activities (such as offering a bribe to any government official), directly or indirectly (e.g., through use of an agent), that would subject the other Party to liability under the U.S. Foreign Corrupt Practices Act.  Without limiting the foregoing, Minerva and each of its Affiliates and Sublicensees shall conduct their respective activities hereunder in accordance with the provisions of EXHIBIT D.

10.6.       Disclaimer of Warranties.  EXCEPT AS SET FORTH IN SECTION 10.1, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.  IN PARTICULAR, THE COMPOUNDS, LICENSED PRODUCTS AND INFORMATION OF JANSSEN ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF COMPOUNDS OR LICENSED PRODUCTS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 11

EFFECTIVE DATE; TERM; AND TERMINATION

11.1.       Effective Date.  This Agreement shall not become effective, and the Parties shall not commence the performance of this Agreement (other than Section 9.1), unless and until Minerva completes the closing, on or before September 30, 2014 (the “Outside Date”), of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO Closing”) and makes the Upfront Payment in accordance with Section 6.1 (the date on which both such conditions have been satisfied being referred to herein as the “Effective Date”).  If such IPO Closing does not occur on or before the Outside Date, then this Agreement shall be deemed to be null and void, and of no further force or effect, as of the Outside Date, except that (a) the Parties shall continue to comply with Section 9.1 for a period of [*] years following the Execution Date and (b) Article 13 shall apply to any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof.

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11.2.       Term.  Unless sooner terminated as hereinafter provided, this Agreement shall become effective upon the Effective Date and continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the date no further payment obligations of Payor to Payee relating to such Licensed Product are due under Article 6 in such country (the “Term”).  At such time, all licenses granted to the Party Commercializing such Licensed Product under this Agreement in such country shall survive, but shall be non-exclusive, fully paid-up, and royalty-free, with rights of sublicense.

11.3.       Early Termination for Material Breach.  Notwithstanding anything to the contrary in this Agreement, if either Party is in material breach of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the other Party may deliver notice of such breach to the breaching Party.  In such notice, the non-breaching Party shall identify the specific nature of default, require the breaching Party to cure the breach, and state its intention to terminate the Agreement if such breach is not cured.  The breaching Party shall have [*] days to either cure such breach or, if cure cannot be reasonably affected within such [*] day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure.  Such a plan shall set forth a program for curing such breach as rapidly as practicable and specify a commercially reasonable date for achieving such cure consistent with the foregoing, which shall not, in any event, exceed [*] days.  Following delivery of such plan, the breaching Party shall use Commercially Reasonable Efforts to carry out the plan and cure the breach by such date.  If the breaching Party fails to cure such breach within the [*] day cure period (or such later date set forth in the plan provided by the breaching Party in accordance with the preceding sentence, which shall not in any event exceed [*] days following notice of such breach), or the non-breaching Party reasonably determines that (a) the proposed corrective plan or the actions being taken to carry it out is/are not commercially practicable by the specified date or (b) the specified date for cure in such plan does not represent a commercially reasonable date to achieve such cure as rapidly as practicable through the application of the breaching Party’s Commercially Reasonable Efforts, the non-breaching Party may, upon written notice, terminate this Agreement in its entirety. Notwithstanding the foregoing, the cure period for any failure to pay amounts due under this Agreement shall not, in any event, exceed [*] days from written notice thereof by the non-breaching Party.

11.4.       Early Termination for Bankruptcy.  Notwithstanding anything to the contrary in this Agreement, upon the Bankruptcy of either Party (or its successor in interest in the event this Agreement is assigned as permitted hereunder), the other Party may, upon written notice, terminate this Agreement in its entirety.  For the purposes of this Section 11.4, “Bankruptcy” means, with respect to a Party, that:  (a) such Party has been declared insolvent or bankrupt by a court of competent jurisdiction; (b) a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such Party and such petition has not been dismissed within ninety (90) days after filing; or (c) such Party has made or executed an assignment of all or substantially all of its assets for the benefit of creditors.

11.5.       Early Termination by Minerva.

(a)        Decision Points.  Commencing upon, and within [*] days following each of Decision Point 2 and Decision Point 3, and at any time following Decision Point 4, Minerva may, upon at least [*] days prior written notice, terminate this Agreement in its entirety.

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(b)        Janssen Opt Out.  If Janssen makes an election to opt out of further joint Development of the Licensed Products pursuant to Section 3.10(g)(iii), Minerva thereafter may, upon prior written notice, terminate this Agreement in its entirety.

11.6.       Effects of Termination.

(a)        Termination by Janssen pursuant to Section 11.3 or Section 11.4.  If Janssen terminates this Agreement pursuant to Section 11.3 or Section 11.4, then (i) any and all licenses granted to Minerva by Janssen under this Agreement, and any and all sublicenses granted thereunder, shall terminate and (ii) Minerva shall, without additional consideration (except as otherwise expressly provided below) to the extent requested by Janssen in writing, (A) assign and transfer to Janssen or its designee all right, title, and interest in and to all quantities of Clinical Trial Material and Finished Product in Minerva’s control (subject to Janssen reimbursing Minerva’s reasonable cost) and all Regulatory Filings, Regulatory Documentation, Regulatory Approvals, Product Trademarks and Product-Related Materials, (B) irrevocably and perpetually grant Janssen the rights described in Sections 2.5 and 2.6 with respect to Minerva Patents and Minerva Know-How, (C) assign (or use diligent efforts to assign if the applicable contract does not freely permit assignment) to Janssen any manufacturing, supplier, distributor, clinical study, or other contracts concerning the Development or Commercialization of Licensed Products entered into by Minerva with Third Parties or otherwise facilitate Janssen’s establishment of similar relationships with such Third Parties, (D) continue to comply with Sections 8.4, 9.5 and 9.6, and (E) cooperate, at Janssen’s request, in undertaking a reasonable wind-down and/or orderly transition to Janssen of Minerva’s Development and/or Commercialization activities, consistent with Janssen’s continuing rights and interest in the Licensed Products following such termination (including taking such reasonable actions in regard to Regulatory Approvals as may be directed by Janssen or its designee pending the assignment and transfer of such Regulatory Approvals pursuant to clause (ii)(A) above), provided, however, that Minerva shall not be obligated to initiate any new substantive activity, distinct from any previously ongoing substantive activity, that would itself create any new obligations on the part of Minerva that would continue following such termination.  If Minerva has registered any Product Trademarks for any Licensed Product(s), upon Janssen’s request, Minerva will cooperate with and execute any reasonable assignment and transfer documents prepared by Janssen to effectuate an assignment of such Product Trademarks to Janssen or its designee, at Janssen’s cost for the assignment and transfer documents and any governmental fees for effecting such assignment.

(b)        Termination by Minerva pursuant to Section 11.5.  If Minerva terminates this Agreement pursuant to Section 11.5(a), then (i) the terms and conditions of Section 11.6(a) shall apply to such termination, (ii) if such termination occurs within forty-five (45) days following the completion of Decision Point 2, then Minerva shall pay a one-time, non-refundable, non-creditable termination fee of $3,000,000 to Janssen, within ten (10) Business Days after the effective date of such termination, and (iii) if such termination occurs on or any time following Decision Point 4, then Janssen shall thereafter pay to Minerva royalties with respect to worldwide Net Sales of Licensed Products sold by Janssen and its Affiliates and Sublicensees pursuant to Section 6.3(a) at the reduced rate of [*] of such Net Sales (excluding New Indications and New Formulations unless Minerva had paid its allocation of the Development Costs thereof pursuant to Section 3.10(h)), subject to potential further adjustment

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pursuant to Section 3.10(c)(ii), Section 6.3(b) or Section 6.3(c); provided that in no event shall the royalties on Net Sales be reduced to an amount less than [*] of Net Sales.  If Minerva terminates this Agreement pursuant to Section 11.5(b), then the terms and conditions of Section 11.6(a) shall apply to such termination.

(c)        Other Effects of Termination.  Except as expressly set forth this Section 11.6 and Section 11.8, upon the expiration or termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall terminate.

11.7.       Accrued Obligations; Additional Remedies.  Expiration or termination of this Agreement for any reason whatsoever will not release or discharge Janssen or Minerva from the performance of any obligation, the payment of any debt or responsibility for any liability which may have previously accrued and remains to be performed, paid or discharged as of the date of such expiration or termination.  In addition, termination of this Agreement under this Article 11 or any other provision of this Agreement providing any right of termination shall not be exclusive or prejudicial to any legal or equitable rights or remedies each Party may have on account of any breach or default of this Agreement.

11.8.       Survival.  The following provisions of this Agreement shall, in addition to any provisions specified elsewhere in this Agreement as surviving expiration or termination of this Agreement in certain circumstances, survive any expiration or termination or expiration of this Agreement:  Articles 6 and 7 (each only with respect to any payment obligation surviving termination), 12, 13 and 14 and Sections 5.4(a), 8.1, 9.1, 9.2, 9.3, 9.4 and 9.7.

ARTICLE 12

INDEMNIFICATION, INSURANCE; LIMITATION OF LIABILITY

12.1.       Indemnification.

(a)        Indemnification by Each Party.  Each Party (such Party, the “Indemnitor”) hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and such Party’s and its Affiliates’ directors, officers, employees, agents, and other representatives (each, an “Indemnitee” and, collectively, the “Indemnitees”) from and against any and all damages, liabilities, expenses and losses, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings or causes of action brought by a Third Party (each, a “Claim”) against such Indemnitee based on any of the following performed or committed by the indemnifying Party or its Affiliates, agents or, to the extent applicable, Sublicensees: (i) breach of a representation or warranty contained in this Agreement; (ii) breach of this Agreement or failure to comply with any Applicable Laws in connection with this Agreement; (iii) negligence, fraud or willful misconduct in connection with this Agreement; or (iv) Development, Manufacture or Commercialization of Licensed Products (which shall include but not be limited to any liability based on product liability or any personal injury or death resulting from the administration of any Licensed Product to any human subject or patient prior to or following Regulatory Approval thereof), except, in each case, to the extent such Losses result from any matter with respect to which the other Party is obligated to indemnify the Indemnitor pursuant to this Section 12.1(a).

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(b)        Indemnification Procedure.  In the event that an Indemnitee is seeking indemnification under this Section 12.1, it shall inform the Indemnitor in writing of the relevant claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the Indemnitor to assume direction and control of the defense of the Claim, including the right to select defense counsel, which counsel shall be reasonably satisfactory to the Indemnitee, and shall cooperate as reasonably requested by the Indemnitor (at the expense of the Indemnitor) in the defense of the Claim.  The failure or delay to so notify the Indemnitor shall not relieve the Indemnitor of any obligation or liability that it may have to the Indemnitee except to the extent that the Indemnitor demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.  In no event may the Indemnitor compromise or settle any Claim in any manner that admits fault or wrongdoing on the part of any Indemnitee, incurs non-indemnified liability on the part of any Indemnitee, adversely affects any of the intellectual property rights subject to this Agreement or otherwise adversely affects either Party’s ability to Develop or Commercialize Licensed Products hereunder, without the prior written consent of the Indemnitee.  No Indemnitee shall enter into any settlement of any claim subject to indemnification under this Section 12.1 without the prior written consent of the Indemnitor with respect thereto.

12.2.       Limitation of Liability.  EXCEPT IN CIRCUMSTANCES OF NEGLIGENCE, FRAUD, WILLFUL MISCONDUCT, PATENT INFRINGEMENT BY A PARTY OR ITS AFFILIATES, OR BREACH OF ARTICLE 9 BY A PARTY OR ITS AFFILIATES OR WITH RESPECT TO THE INDEMNIFICATION PROVIDED UNDER SECTION 12.1, IN NO EVENT SHALL EITHER PARTY, OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.  For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in this Agreement.

12.3.       Insurance.  The JSC shall determine the appropriate amount of clinical trial insurance required in connection with conducting Clinical Studies performed under this Agreement and each Party shall procure such insurance for the clinical trials it sponsors in amounts suggested by the JSC and in compliance with local regulations.  Such insurance shall cover bodily harm or personal injury resulting from any such Clinical Study.  The premiums with respect to any such clinical trial insurance shall be a Development Cost.   In addition, Minerva shall maintain in full force and effect during the Term of this Agreement, and for a period of not less than [*] years after the time the products are no longer commercialized, commercial general liability insurance and other appropriate insurance (including product liability insurance when and if Minerva or its Affiliates commercialize a pharmaceutical product) in amounts that are customary in the pharmaceutical business taking into consideration all relevant factors; however, in no event shall such product liability insurance be in amounts less than [*] per occurrence and annual aggregate.  Such insurance shall include worldwide coverage where appropriate.  Minerva shall furnish to Janssen certificates evidencing the insurance coverage within [*] Business Days of Janssen’s written request.  Each of the certificates shall provide that the coverage will not be

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canceled or materially reduced until at least [*] days after written notice has been given to Janssen.

ARTICLE 13

DISPUTE RESOLUTION

13.1.       Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder (each, a “Dispute”).  It is the objective of the Parties to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and good faith negotiation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 if and when a Dispute arises under this Agreement, except as otherwise provided with respect to certain Committee Deadlocks under Section 3.3(c).  If after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to enter into a written agreement resolving the Dispute within [*] days, then the CEO of Minerva and the Therapeutic Head for Neuroscience at Janssen (or another appropriate executive of Janssen) and their respective legal counsel shall discuss in good faith an appropriate resolution to the Dispute.  If these executives fail, after good-faith discussions undertaken within reasonable promptness, to reach an amicable agreement within [*] days, then either Party may upon notice to the other submit the Dispute to mediation and binding arbitration for final resolution pursuant to Sections 13.3 and 13.4 below.  No statements made by either Party during such discussions will be used by the other Party or be admissible in arbitration or any other subsequent proceeding for resolving the Dispute.

13.2.       Governing Law; Service of Process.  This Agreement shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law or choice of law rules that would provide for application of the law of a jurisdiction outside New York.  The Parties agree that service of process upon them in any legal action may be made if delivered in person, by courier service, by telegram, by facsimile or by first class mail, and shall be deemed effectively given upon receipt.

13.3.       Mediation.

(a)        The Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (the “CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration.  The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control.  The mediator shall be chosen pursuant to CPR Mediation Procedure.  The mediation shall be held in New York, New York.

(b)        Subject to Section 13.1, either Party may initiate mediation by written notice to the other Party of the existence of a Dispute.  The Parties agree to select a mediator within [*] days of the notice and the mediation will begin promptly after the selection.  The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of [*] full day of a substantive mediation conference attended on behalf of each

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Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation.  In no event, however, shall mediation continue more than [*] days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

(c)        Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until [*] days after the conclusion of the mediation.

13.4.       Arbitration.

(a)        If the Parties fail to resolve the Dispute in mediation, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (the “CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.  The arbitration will be held in New York, New York.  All aspects of the arbitration shall be treated as confidential.

(b)        The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties.  Each arbitrator shall be a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction.  To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(c)        The arbitration tribunal shall consist of three (3) arbitrators, of whom each Party shall designate one (1) in accordance with the “screened” appointment procedure provided in CPR Rule 5.4.  The chair will be chosen in accordance with CPR Rule 6.4.

(d)        If, however, the aggregate award sought by the Parties is less than [*] and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.

(e)        Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

(f)         The Parties agree to select the arbitrator(s) within [*] days of initiation of the arbitration.  The hearing will be concluded within [*] months after selection of the arbitrator(s) and the award will be rendered within [*] days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both Parties within [*] days after the conclusion of the hearing.  In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

(g)        The hearing will be concluded in [*] hearing days or less.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.  A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

(h)        The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (the “Protocol”).  The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, and the like within the parameters of the Protocol.  If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery.

(i)         The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law.  The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(j)         The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(k)        The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(l)         Each Party has the right to seek from the appropriate court provisional remedies, such as attachment, preliminary injunction or replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute.  Rule 14 of the CPR Rules does not apply to this Agreement.

(m)       EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY AND ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

13.5.       Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Sections 13.1, 13.3 or 13.4, any applicable time period governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process after which the time period shall again begin to run.

ARTICLE 14

MISCELLANEOUS

14.1.       Entire Agreement; Amendment.  This Agreement, along with the Exhibits hereto and the Development Supply Agreement and the Commercial Supply Agreement, sets forth the complete and final agreement, and all covenants, promises, agreements, warranties, representations, conditions and understandings, between the Parties regarding the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties regarding such subject matter.  There are no covenants, promises, agreements, warranties,

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2.       Bankruptcy.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.  The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate) any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full.  Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by the Noninvolved Party.  The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other Applicable Laws.

14.3.       Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party (which notice shall specify the nature and extent of the force majeure event, its anticipated duration and any action being taken to avoid or minimize its effect).  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, “force majeure” shall mean conditions beyond the reasonable control of the Parties, including an act of God, government or regulatory acts or restrictions, change in any standard of medical care, war, acts of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities or materials by fire, earthquake, flood, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the Payor because of a force majeure affecting the Payor.

14.4.       Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if transmitted by facsimile transmission (with transmission confirmed), mailed by first class certified or registered mail, postage prepaid (which shall be deemed received by the other Party on the fifth (5th) Business Day following deposit in the mail), sent by express delivery service with tracking (e.g., FedEx) (which shall be deemed

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

received by the other Party upon delivery) or personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as follows.

For Janssen:	Janssen Pharmaceutica, N.V.
Turnhoutseweg 30, 2340
Beerse, Belgium
Fax: [*]
Attention: Chairman and Managing Director

With a copy to:	Johnson & Johnson
1 Johnson & Johnson Plaza
New Brunswick, NJ 08933
Telephone: [*]
Fax: [*]
Attention: Philip Johnson, Esq., Chief Intellectual Property Counsel

With a copy to:	Janssen Pharmaceutica, N.V.
(for royalty reporting)	Turnhoutseweg 30, 2340
Beerse, Belgium
Fax: [*]
Attention: Royalty Group

For Minerva:	Minerva Neurosciences, Inc.
245 First Street
Cambridge, Massachusetts
Attention: Chief Executive Officer

With a copy to:	Morgan, Lewis & Bockius
502 Carnegie Center
Princeton, NJ 08540-6241
Fax: [*]
Attention: Denis Segota, Esq.

14.5.       United States Dollars.  References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

14.6.       No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.7.       Assignment.  Except as expressly provided herein, and without limitation of the Parties’ right to license or sublicense their rights to Licensed Products to Third Parties, as expressly provided in this Agreement, neither Party may assign or transfer (collectively “assign”) this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, that a Party may make such an assignment without the other Party’s consent (a) to an Affiliate, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and that the assigning Party remains liable for the full and complete

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

performance of its obligations arising hereunder prior to such assignment; or (b) to its successor in conjunction with a Change of Control of such Party, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.7 shall be null and void and of no legal effect.

14.8.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures, including signatures in a fixed electronic format such as PDF, shall have the same effect as originals.

14.9.       Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.10.     Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.11.     Ambiguities.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.12.     Headings.  The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.13.     No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.14.     Relationship of the Parties.  Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal entity, between the Parties or to constitute one Party as the agent of the other.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

14.15.     No Use of Name.  Except as set forth in Article 9 hereof, neither Party shall use in writing the name of the other Party without the other Party’s prior written consent, unless such writing simply refers to the existence of this Agreement or other information concerning this Agreement that has been previously publicly disclosed in a manner permitted under this Agreement.

14.16.     No Implied Licenses.  Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trademarks, service marks, trade dress, or other intellectual property rights.

14.17.     Interpretation.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (c) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (d) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (e) provisions that require that a Party, the Parties or any Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement law thereof; (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (j) the word “any” means “any and all”.

(The remainder of this page is intentionally left blank.  The signature page follows.)

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Execution Date.

MINERVA NEUROSCIENCES, INC.		JANSSEN PHARMACEUTICA, N.V.

By:	/s/ Rogerio Vivaldi Coelho	By:	/s/ Tom Heyman

Name:	Rogerio Vivaldi Coelho, MD, MBA	Name:	Tom Heyman

Title:	Co-Founder, President, CEO	Title:	Managing Director
Chairman Board of Directors

		By:	/s/ Hilde Claes

		Name:	Hilde Claes

		Title:	VP Personeelsaangelegenheder
Campus Business Services

[Signature Page to Co-Development and License Agreement]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

EXHIBIT A

Johnson & Johnson Universal Calendar

A-1

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

janssen

2014 Universal CALENDAR

JAN
4 WEEKS
19 billing days

S	M	T	W	T	F	S	Work Wk
	30	31	[1]	(2)	3	4	1
5	6	7	8	9	10	11	2
12	13	14	15	(16)	17	18	3
19	20	21	22	23	24	25	4
△26							

FEB
4 WEEKS
19 billing days

S	M	T	W	T	F	S	Work Wk
	27	28	29	(30)	31	1	5
2	3	4	5	6	7	8	6
9	10	11	12	(13)	14	15	7
16	[17]	18	19	20	21	22	8
△23							

MAR
5 WEEKS
25 billing days

S	M	T	W	T	F	S	Work Wk
	24	25	26	(27)	28	1	9
2	3	4	5	6	7	8	10
9	10	11	12	(13)	14	15	11
16	17	18	19	20	21	22	12
23	24	25	26	(27)	28	29	13
△30							

APR
4 WEEKS
20 billing days

S	M	T	W	T	F	S	Work Wk
	31	1	2	3	4	5	14
6	7	8	9	(10)	11	12	15
13	14	15	16	17	18	19	16
20	21	22	23	(24)	25	26	17
△27							

MAY
4 WEEKS
20 billing days

S	M	T	W	T	F	S	Work Wk
	28	29	30	1	2	3	18
4	5	6	7	(8)	9	10	19
11	12	13	14	15	16	17	20
18	19	20	21	(22)	23	24	21
△25							

JUN
5 WEEKS
24 billing days

S	M	T	W	T	F	S	Work Wk
	[26]	27	28	29	30	31	22
1	2	3	4	(5)	6	7	23
8	9	10	11	12	13	14	24
15	16	17	18	(19)	20	21	25
22	23	24	25	26	27	28	26
△29							

JUL
4 WEEKS
19 billing days

S	M	T	W	T	F	S	Work Wk
	30	1	2	(3)	[4]	5	27
6	7	8	9	10	11	12	28
13	14	15	16	(17)	18	19	29
20	21	22	23	24	25	26	30
△27							

AUG
4 WEEKS
20 billing days

S	M	T	W	T	F	S	Work Wk
	28	29	30	(31)	1	2	31
3	4	5	6	7	8	9	32
10	11	12	13	(14)	15	16	33
17	18	19	20	21	22	23	34
△24							

SEP
5 WEEKS
24 billing days

S	M	T	W	T	F	S	Work Wk
	25	26	27	(28)	29	30	35
31	[1]	2	3	4	5	6	36
7	8	9	10	(11)	12	13	37
14	15	16	17	18	19	20	38
21	22	23	24	(25)	26	27	39
△28							

OCT
4 WEEKS
20 billing days

S	M	T	W	T	F	S	Work Wk
	29	30	1	2	3	4	40
5	6	7	8	(9)	10	11	41
12	13	14	15	16	17	18	42
19	20	21	22	(23)	24	25	43
△26							

NOV
4 WEEKS
20 billing days

S	M	T	W	T	F	S	Work Wk
	27	28	29	30	31	1	44
2	3	4	5	(6)	7	8	45
9	10	11	12	13	14	15	46
16	17	18	19	(20)	21	22	47
△23							

DEC
5 WEEKS
21 billing days

S	M	T	W	T	F	S	Work Wk
	24	25	26	[27]	[28]	29	48
30	1	2	3	(4)	5	6	49
7	8	9	10	11	12	13	50
14	15	16	17	(18)	19	20	51
21	22	23	24	[25]	[26]	27	52
△28							

*NOTE: Payroll work week numbers refer to Monday thru Saturday of the line shown plus the Sunday of the next line. The calendar reflects the accounting closes, paydays and holidays. There are 9 Company Holidays plus three (3) personal choice holidays for each employee in 2014. There are 52 weeks and 251 billing days in 2014.

[ ] HOLIDAY ( ) PAY PERIOD △ MONTHLY ACCOUNTING CLOSE

2

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

EXHIBIT B

Provisional Development Plan and budget for Orexin-2 Antagonist [*]

Provisional Development Plan

Estimated Timeframe:  [*]

1)             [*]

2)             [*]

3)             [*]

4)             [*]

5)             [*]

It is expected that the results of item 4 along with any available data from items 1-3 and 5 would be presented to the [*] and form the basis for the first decision point (Decision Point 1). With a positive decision by the [*], additional activities are planned to be undertaken.

Estimated Timeframe:  [*]

6)             [*]

7)             [*]

8)             [*]

9)             [*]

10)      [*]

It is expected that the results of items 9 and 8 along with any available data from items 6, 7 and 10 would be presented to the [*] and form the basis for the second decision point (Decision Point 2).  With a positive decision by the [*] to continue, additional activities would be expected to be undertaken.

Estimated Timeframe:  [*]

11)      [*]

It is expected that the results of interim analysis from item 11 would be presented to the [*] and form the basis for the third decision point (Decision Point 3).  With a positive decision by the [*] to continue, additional activities would be expected to be undertaken.

Estimated Timeframe:  [*]

12)      [*]

It is expected that the results of item 12 would be presented to the [*] and form the basis for the fourth decision point (Decision Point 4).

B-1

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Provisional Budget

Budget Estimates

Total Cost to Launch by Phase

in USD Millions	Adjunctive MDD	Primary Insomnia	Total	Notes
Phase 1A	[*]	[*]	[*]	2
Phase 1B	[*]	[*]	[*]	2
Phase 2A	[*]	[*]	[*]	4
Phase 2B	[*]	[*]	[*]	4
Phase 3	[*]	[*]	[*]	5
Registration	[*]	[*]	[*]	6
Total Cost to Launch	[*]	[*]	[*]

2013-2016 Cost by Decision Point

in USD Millions	2013	2014	2015	2016	Total	Notes
Decision Point 1	[*]	[*]	—	—	[*]	1
Decision Point 2	—	[*]	[*]	—	[*]	2
Decision Point 3				[*]	[*]	3
Total	[*]	[*]	[*]	[*]	[*]

Notes to Budget Estimates:

1)             [*]

2)             [*]

3)             [*]

4)             [*]

5)             [*]

6)             [*]

Provisional Gantt Chart

[*]

2

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

EXHIBIT C

Janssen Patents

Country [W]	Title	Filing Number	Filing Date
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

C-1

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[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

C-2

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

EXHIBIT D

Compliance

1.1                               Minerva acknowledges that Janssen aims to perform its activities, and to have parties such as Minerva who enter into business arrangements with Janssen perform their activities under such arrangements, in accordance with the highest ethical standards and best industry practices, including without limitation any voluntary codes of practice applicable in the industry for the research.  Minerva agrees to use commercially reasonable efforts to help ensure that Janssen does not fail to meet such aim with respect to activities hereunder through any violation of the FCPA.

1.2                               Minerva shall comply with all laws and regulations concerning its efforts in any country or jurisdiction where it is providing work hereunder or otherwise applying to any of its activities under this Agreement.  Minerva shall use reasonable efforts to ensure that its personnel performing under this Agreement become reasonably familiar with the U.S. Foreign Corrupt Practices Act (the “FCPA”), its prohibitions and purposes, and that they will not undertake any actions in connection with the Agreement and the business resulting therefrom that would violate the FCPA.  Accordingly, Minerva hereby certifies that:

(i)                                     no person employed by it is an official or employee of any government or any department, agency or instrumentality thereof (including, but not limited to, any health or medical providers owned or controlled by the government);

(ii)                                  no payment or offer to pay, or the giving or offering to give, anything of value to an official or employee of any department, agency or instrumentality thereof (including, but not limited to, any health or medical providers owned or controlled by the government), or to any political party or any candidate for political office, shall be made with the purpose of influencing any decisions favorable to Janssen and its Affiliates in connection with this Agreement and the business resulting therefrom in contravention of the FCPA or the laws of the country in which it is providing work;

(iii)                               it has not paid, nor offered or agreed to pay, nor caused to be paid, directly or indirectly, any political contributions, fees or commissions to any governmental employee or representative (including, but not limited to, any employee of any health or medical provider owned or controlled by the government) in connection with this Agreement and the business resulting therefrom that would appear to cause a violation of the FCPA;

(iv)                              it will not, directly or indirectly, in connection with the Agreement and the business resulting therefrom, offer, pay, promise to pay, or authorize the

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

giving of money or anything of value to any governmental official or representative, to any political party or official thereof, or to any candidate for political office, or to any person, while knowing or having received an indication or evidence that all or any portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any government official, to any political party or official thereof, or to any candidate to political office, for the purpose of:

a.                                      influencing any act or decisions of such official, political party, party official, or candidate in its official capacity, including a decision to fail to perform official functions in connection with this Agreement and the business resulting therefrom; or

b.                                      inducing such official, political party, party official, or candidate to use influence with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Janssen or Minerva in obtaining or retaining business for or with, or directing business to, any Affiliate or Third Party.

Minerva further agrees that if subsequent developments cause the certifications and information reported herein to be no longer accurate or complete, Minerva will promptly so advise Janssen in writing.

1.3                               In the event of a claim or investigation, or an official request for Janssen to cooperate with respect to any such claim or investigation, by a Regulatory Authority, government agency, or other legal authority having jurisdiction over either Party, of an alleged violation of the FCPA arising from any activities conducted by Minerva relating to this Agreement or any Licensed Products, Minerva shall provide Janssen and its agents and representatives (collectively, “Agents”), as well as any such Regulatory Authority or government agency, or other legal authority having jurisdiction over Janssen, with access to Minerva’s facilities, records (financial and otherwise), and supporting documentation, as reasonably requested by Janssen or Janssen’s Agents in order to cooperate in connection with such claim or investigation.  Minerva acknowledges that the provisions of this EXHIBIT D granting Janssen certain audit rights shall in no way relieve Minerva of any of its obligations under the Agreement, nor shall such provisions require Janssen to conduct any such audits.

1.4                               During the Term, Minerva shall maintain true and accurate records:  (i) documenting its efforts made pursuant to Paragraph 1.1 of this EXHIBIT D; (ii) of payments made to any officials or employees of any government or any department, agency or instrumentality thereof; and (iii) of political contributions.

1.5                               Minerva acknowledges and agrees that any breach of its obligations under Section 10.5(e) will constitute a material breach of the Agreement.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

1.6                               Notwithstanding anything to the contrary in the Agreement, Janssen may disclose its terms and conditions (including any financial terms) to any party that Janssen determines in good faith has a legitimate need for access to such information for purposes of investigating or determining either Party’s compliance with Applicable Laws (including, but not limited to, any governmental authorities in the U.S. or those in the country where research is being provided).

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

EXHIBIT E

Minerva Patents

None

E-1